SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Medivation, Inc.

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MEDIVATION, INC.

525 Market Street, 36th Floor

San Francisco, CA 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 28, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Medivation, Inc., a Delaware corporation. The Annual Meeting will be held on Friday, June 28, 2013, at 8:30 a.m. Pacific time at the offices of Medivation, Inc., located at 525 Market Street, 36th Floor, San Francisco, California 94105 for the following purposes:

1.	To elect our Board of Directors’ nominees, Daniel D. Adams, Kim D. Blickenstaff, Kathryn E. Falberg, Dawn Graham, David T. Hung, M.D., W. Anthony Vernon, and Wendy L. Yarno to the Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as Medivation’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.	To approve, on an advisory basis, the compensation of Medivation’s named executive officers, as disclosed in the accompanying Proxy Statement.

4.	To approve the Medivation, Inc. 2013 Employee Stock Purchase Plan.

5.	To approve the Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan.

6.	To approve the Medivation, Inc. 2013 Cash Performance Incentive Plan.

7.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is April 29, 2013. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

/s/Jennifer J. Rhodes

Jennifer J. Rhodes

Corporate Secretary

San Francisco, California

April 30, 2013

You are cordially invited to attend the Annual Meeting in person. It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically over the internet or by telephone, or if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

MEDIVATION, INC.

525 Market Street, 36th Floor

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

June 28, 2013

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

We are providing you with these proxy materials because the Board of Directors of Medivation, Inc., or Medivation, is soliciting your proxy to vote at Medivation’s 2013 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements thereof, to be held on Friday, June 28, 2013, at 8:30 a.m. Pacific time at the offices of Medivation, located at 525 Market Street, 36th Floor, San Francisco, California 94105. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our 2012 Annual Report, are being distributed and made available on or about May 7, 2013.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials, including this Proxy Statement and our 2012 Annual Report, over the internet. Consequently, our stockholders generally will not receive paper copies of our proxy materials unless they request them. We have instead sent a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record with instructions for accessing the proxy materials and voting over the internet or by telephone. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. Instructions on how to access the proxy materials over the internet or to request a printed copy of the proxy materials may be found in the Notice.

We intend to mail the Notice on or about May 7, 2013, to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 17, 2013. In addition, you may request a printed copy of our proxy materials by following the instructions found in the Notice.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the internet or by telephone, by requesting and returning a printed proxy card, or by submitting a ballot in person at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Friday, June 28, 2013, at 8:30 a.m. Pacific time at 525 Market Street, 36th Floor, San Francisco, California 94105. Directions to the Annual Meeting may be found at http://medivation.com/about_us/contact-directions. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 29, 2013, will be entitled to vote at the Annual Meeting. On this record date, there were 74,976,902 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 29, 2013, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically over the internet or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 29, 2013, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are six matters scheduled for a vote:

•	Proposal No. 1: the election of our Board of Directors’ seven nominees;

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Proposal No. 2: the ratification of the selection by Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as Medivation’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	Proposal No. 3: the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules;

•	Proposal No. 4: the approval of the Medivation, Inc. 2013 Employee Stock Purchase Plan, or the ESPP;

•	Proposal No. 5: the approval of the Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan, or the Amended 2004 Plan; and

•	Proposal No. 6: the approval of the Medivation, Inc. 2013 Cash Performance Incentive Plan, or the Cash Incentive Plan.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy over the internet or vote by proxy using a printed proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and account number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 27, 2013, to be counted.

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To vote over the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and account number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 27, 2013, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 29, 2013.

What happens if I do not vote?

Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New

York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals No. 1, 3, 4, 5 and 6 without your instructions, but may vote your shares on Proposal No. 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without indicating voting selections, your shares will be voted, as applicable:

•	“For” the election of all seven nominees for director;

•	“For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	“For” the advisory approval of the compensation of our named executive officers;

•	“For” the approval of the ESPP;

•	“For” the approval of the Amended 2004 Plan; and

•	“For” the approval of the Cash Incentive Plan.

If any other matter is properly presented at the Annual Meeting, the proxyholders will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or over the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 525 Market Street, 36th Floor, San Francisco, California 94105.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 7, 2014, to our Corporate Secretary at 525 Market Street, 36th Floor, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Pursuant to our bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2014 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 30, 2014, nor earlier than the close of business on February 28, 2014. However, if our 2014 Annual Meeting of Stockholders is held before May 29, 2014, or after July 28, 2014, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2014 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2014 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2014 Annual Meeting of Stockholders is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chair of the 2014 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2014 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Medivation has not been provided with timely notice and (ii) any proposal made in accordance with our bylaws, if the 2014 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, “For” and “Withhold” votes and broker non-votes and, with respect to the other proposals, “For” and “Against” votes, abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each of Proposals No. 2, No. 3, No. 4, No. 5 and No. 6, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal except Proposal No. 2. We do not expect that there will be any broker non-votes for Proposal No. 2, but if there are, broker non-votes will have the same effect as “Against” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

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For the election of directors, the seven nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting) will be elected. Only votes “For” will affect the outcome. Broker non-votes and “Withhold” votes will have no effect.

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To be approved, Proposal No. 2, the ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes; however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

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To be approved, Proposal No. 3, advisory approval of the compensation of our named executive officers, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal No. 4, approval of the ESPP, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal No. 5, approval of the Amended 2004 Plan, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal No. 6, approval of the Cash Incentive Plan, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 74,976,902 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Annual Meeting may be adjourned either by the chair of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business may be transacted at the meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors, or the Board, consists of seven directors. There are seven nominees for director this year, each of whom was recommended for re-election by the Nominating and Corporate Governance Committee of the Board, or the Nominating and Corporate Governance Committee. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of Medivation who was previously elected by the stockholders, other than Ms. Falberg, Ms. Graham and Ms. Yarno. Each of Ms. Falberg, Ms. Graham and Ms. Yarno was identified as a potential candidate by an advisor to us and, after meeting with all members of the Board, was unanimously recommended by the Nominating and Corporate Governance Committee and appointed as directors by the Board. It is our policy to encourage our directors and nominees for director to attend our annual meetings. Three of our five directors at the time attended the 2012 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by proxies will be voted, if authority to do so is not withheld, “For” the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Nominating and Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following includes a brief biography of each nominee for director, including their respective ages as of April 29, 2013. The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a group, possesses the appropriate talent, skills and expertise to oversee our business and operations. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting and retaining members who complement and strengthen the skills of the other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information regarding the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board to determine that the applicable nominee should serve as a member of the Board as of the date of this Proxy Statement.

NAME	AGE	PRINCIPAL OCCUPATION
Daniel D. Adams	72	Executive Chairman of Protein Sciences Corporation
Kim D. Blickenstaff	60	President and Chief Executive Officer of Tandem Diabetes Care, Chairman of the Board of Medivation, Inc.
Kathryn E. Falberg	52	Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc
Dawn Graham	59	Former President of Europe/Canada of Merck & Co., Inc.
David T. Hung, M.D.	55	President and Chief Executive Officer of Medivation, Inc.
W. Anthony Vernon	57	Chief Executive Officer of Kraft Foods Group, Inc.
Wendy L. Yarno	58	Former Chief Marketing Officer of Merck & Co., Inc.

Daniel D. Adams. Mr. Adams has served as a member of our Board since 2005. Mr. Adams is a member of our Audit Committee of the Board, or the Audit Committee, and the Compensation Committee of the Board, or Compensation Committee. Mr. Adams has been the Executive Chairman of Protein Sciences Corporation, a biopharmaceutical company, since 2010 and Chairman of its board of directors since April 2009. He previously served as President and Chief Executive Officer of Protein Sciences Corporation from July 1996 until he became Executive Chairman in 2010. Mr. Adams also was a co-founder and the first Chief Executive Officer of Biogen, and the founder and Chief Executive Officer of Advanced Genetic Sciences, Inc., Plant Genetic Systems and Allerx, Inc. Mr. Adams holds a B.A. in Chemistry from Cornell University and a J.D. magna cum laude from New York University School of Law. Mr. Adams brings to the Board considerable industry, executive management and financial experience as a prior founder and chief executive officer of multiple life sciences companies.

Kim D. Blickenstaff. Mr. Blickenstaff has served as a member of our Board since 2005 and as the Chairman of our Board since 2007. Mr. Blickenstaff is a member of our Audit Committee and Compensation Committee. Mr. Blickenstaff has been President and Chief Executive Officer of Tandem Diabetes Care, a privately held company focusing on improved insulin infusion therapy, since September 2007. From 1988 until August 2007, Mr. Blickenstaff served as Chairman and Chief Executive Officer of Biosite Incorporated, a provider of medical diagnostic products. Mr. Blickenstaff was a director of SenoRx, Inc., a public company that is focused on developing improved breast cancer biopsy and treatment devices from 2002 to 2010, and was a member of its compensation committee. Mr. Blickenstaff was formerly a certified public accountant and has more than 10 years of experience overseeing the preparation of financial statements. Mr. Blickenstaff received a B.A. from Loyola University, Chicago and an M.B.A. from the Graduate School of Business, Loyola University, Chicago. We recruited Mr. Blickenstaff to the Board based on his substantial experience as a founder and chief executive officer of life sciences companies, as well as his financial and accounting skills and experience.

Kathryn E. Falberg. Ms. Falberg has served on our Board since January 2013. Ms. Falberg is currently the Chair of our Audit Committee and a member of our Compensation Committee. Ms. Falberg currently serves as the Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc. She also served as its Senior Vice President and Chief Financial Officer from 2009 to 2012. From 1995 through 2001, Ms. Falberg was with Amgen, Inc., where she served as Senior Vice President Finance, Strategy and Chief Financial Officer, and before that as Vice President, Controller and Chief Accounting Officer, and Vice President, Treasurer. From 2001 through 2008, Ms. Falberg worked with a number of smaller companies while also serving as a corporate director and audit committee chair for several companies, and from February 2009 to November 2009, she was Chief Financial Officer and Chief Operating Officer at ARCA biopharma, Inc., a biopharmaceutical company. Ms. Falberg received an M.B.A. and B.A. in Economics from the University of California, Los Angeles and is a Certified Public Accountant. Ms. Falberg currently serves on the board of directors and is the chair of the Audit Committee of Halozyme Therapeutics, Inc., a biopharmaceutical company, and previously served on the board of directors of QLT Inc. We recruited Ms. Falberg to the Board based on her substantial experience in the life sciences industry, her service on other the board and audit committees of other life sciences companies, as well as her general financial and accounting skills and experience.

Dawn Graham. Ms. Graham has served on our board of directors since April 2013. Ms. Graham is currently the Chair of our Nominating and Corporate Governance Committee and a member of our Compensation Committee. She retired in 2011 from Merck & Co., Inc. following a 23-year career there in commercial positions of increasing seniority, most recently President of Europe and Canada. In that role, Ms. Graham had full P&L responsibility for 30 European markets with annual sales of several billion dollars and an employee base of several thousand. Prior to those roles, she served as Vice President, Asia Pacific for Merck. In 2009, Ms. Graham was elected as One of the Most Powerful Women in Canada by the Canadian Women’s Executive Network. Ms. Graham received a B.A. in English and French Literature from Carleton University. She also served as a member of the Board of Rx&D, Canada’s research-based pharmaceutical companies association, from 2006 to 2009, and chaired that Board from 2008 to 2009. We recruited Ms. Graham to our board based on her extensive experience in commercialization of pharmaceutical products, including her substantial ex-U.S. commercialization expertise.

David T. Hung, M.D. Dr. Hung has been our President and Chief Executive Officer, as well as a member of our Board, since December 2004. Previously, Dr. Hung served as the President and Chief Executive Officer, and member of the board of directors, of Medivation Neurology, Inc. from its inception in September 2003 through December 2004, when it became our wholly owned subsidiary by merger. From 1998 until 2001, Dr. Hung was employed by ProDuct Health, Inc., a privately held medical device company, as Chief Scientific Officer (1998-1999) and as President and Chief Executive Officer (1999-2001). Dr. Hung served as a consultant to Cytyc Corporation from 2001 until 2002 to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Dr. Hung served as a member of the board of directors of Opexa Therapeutics, Inc., a biopharmaceutical company, from May 2006 to October 2011. Dr. Hung received an M.D. from the University of California, San Francisco, School of Medicine, and an A.B. in Biology from Harvard College. Dr. Hung is a co-founder of Medivation, has served as our President and Chief Executive Officer since inception, and is responsible for our overall corporate strategy and selection of our product development candidates. Dr. Hung also brings to the Board his experience as a practicing physician and molecular biologist.

W. Anthony Vernon. Mr. Vernon has served as a member of our Board since 2006. Mr. Vernon is a member of our Compensation Committee and Nominating and Corporate Governance Committee. Since October 2012, he has served as Chief Executive Officer of Kraft Foods Group, Inc., publicly held food company with a market capitalization of approximately $30.9 billion, and he previously served as Executive Vice President and President at Kraft Foods of North America since 2009, where he led Kraft’s $24 billion business in the United States and Canada. From 2006 to 2009, Mr. Vernon was the Healthcare Industry Partner at Ripplewood Holdings, Inc., a private equity firm. Mr. Vernon had previously led a number of Johnson & Johnson’s largest franchises during a 24-year career at Johnson & Johnson, a public company engaged in the research and development, manufacture and sale of products in the health care field. From 2004 until 2005, Mr. Vernon was employed as Company Group Chairman of Depuy Inc., an orthopedics company which is a subsidiary of Johnson & Johnson. From 2001 until 2004, Mr. Vernon served as President and Chief Executive Officer of Centocor, Inc., a biomedicines company which is a division of Johnson & Johnson. He has also served as President of McNeil Consumer Products and Nutritionals, Worldwide President of The Johnson & Johnson-Merck Joint Venture and as a member of Johnson & Johnson’s Group Operating Committees for Consumer Healthcare and Nutritionals, Biopharmaceuticals, and Medical Devices and Diagnostics. He is also a director NovoCure Ltd., a medical device company, and was formerly a director of Uluru Inc., a public specialty pharmaceutical company, from August 2007 to December 2009. Mr. Vernon received a B.A. from Lawrence University and an M.B.A. from the Northwestern University Kellogg Graduate School of Management. We recruited Mr. Vernon to the Board based on his substantial executive management, commercialization, business development and financial experience at a large, multinational pharmaceutical company.

Wendy L. Yarno. Ms. Yarno has served on our board of directors since April 2013. Ms. Yarno is currently the Chair of our Compensation Committee and a member of our Nominating and Corporate Governance Committee. Ms. Yarno is currently an independent consultant in the life sciences industry. Ms. Yarno retired in September 2008 from Merck & Co., Inc. following a 26-year career there in commercial and human resource positions of increasing seniority, most recently Chief Marketing Officer before she retired. In that role, Ms. Yarno led a global organization charged with all aspects of supporting pre- and post-launch commercialization of pharmaceuticals in more than 20 therapeutic areas. Prior to this role, she served as General Manager, Cardiovascular/Metabolic U.S. Business Unit, where she had P&L responsibility for Merck’s largest therapeutic area, and as Senior Vice President, Human Resources. Ms. Yarno received a B.S. in Business Administration from Portland State University and an M.B.A from Temple University. Ms. Yarno has served as a director of St. Jude Medical, Inc., a Fortune 500 medical device company, since 2002. From September 2010 through September 2011, Ms. Yarno was the Chief Marketing Officer of HemoShear LLC, a biotechnology research company and leading developer of human cell-based surrogate systems for discovery and assessment of new drug compounds. She also serves on the board of directors and the advisory boards of multiple privately held health care companies. We recruited Ms. Yarno to our board based on her extensive experience in commercialization of pharmaceutical products and in human resource management in the pharmaceutical industry.

All directors will hold office until our next annual meeting of stockholders and until their successors have been duly elected or qualified. There are no family relationships between any of our directors or executive officers.

Vote Required; Recommendation of the Board of Directors

For the election of directors, the seven nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting) will be elected. Only votes “For” will affect the outcome. Broker non-votes and “Withhold” votes will have no effect.

THE BOARD RECOMMENDS

A VOTE “FOR” ALL OF THE NAMED NOMINEES IN PROPOSAL NO. 1

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market LLC, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Medivation, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Adams, Mr. Blickenstaff, Ms. Falberg, Ms. Graham, Mr. Vernon and Ms. Yarno. In making this determination, the Board found that none of these nominees for director had a material or other disqualifying relationship with us. Dr. Hung, our President and Chief Executive Officer, is not an independent director by virtue of his employment with us.

BOARD LEADERSHIP STRUCTURE

Our Board has an independent Chairman, Mr. Blickenstaff, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, our Chairman has substantial ability to shape the work of the Board. The Board believes separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of Medivation. In addition, the Board believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of Medivation and its stockholders. As a result, the Board believes that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Our Board has six independent members within the meaning of the applicable NASDAQ listing standards and one non-independent member, Dr. Hung, our Chief Executive Officer. A number of our independent Board members are serving or have served as members of senior management of other public companies and are serving or have served as directors of other public companies. We have three Board committees composed solely of independent directors within the meaning of the applicable NASDAQ listing standards. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by our (non-executive) Chairman, benefits Medivation and its stockholders and enhances our Board leadership structure.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Board is responsible for the consideration and oversight of risks facing Medivation, and is responsible for ensuring that material risks are identified and managed appropriately. The Board does not have a standing risk management committee, but rather administers this function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Medivation. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to limit, monitor and control these exposures. Our Nominating and Corporate Governance Committee reviews the qualifications of all new and incumbent directors and recommends to the full Board whether the Board should elect or nominate them. Our Compensation Committee provides oversight of all compensation plans for

Medivation, and ensures that there are appropriate incentives for meeting both short-term and long-term objectives and increasing stockholder value over time. While each committee is responsible for addressing risks inherent in their respective areas of oversight, the entire Board is informed through reports from the committee members about the risks.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board believes that each non-employee director should own not less than three times the annual cash board retainer for such directors, and that compliance with this stock ownership guideline should be accomplished by January 1, 2018.

MEETINGS OF THE BOARD OF DIRECTORS

Our Board met seven times during 2012. Each Board member who served on our Board in 2012 attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of 2012 for which he was a director or committee member.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present, and met in executive session four times in 2012. The Chairman of the Board generally presides over the executive sessions.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2012 for each of the Board committees:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Daniel D. Adams	X	*(1)	X		X	*
Kim D. Blickenstaff	X		X		X
W. Anthony Vernon	—	(2)	X	*	X
Gregory H. Bailey, M.D. (3)	X		X		X
Total meetings in 2012	6		5		—	(4)

*	Committee Chair.

(1)	Mr. Adams served as the Chair of our Audit Committee until Ms. Falberg was elected to our Board on January 31, 2013.

(2)	Mr. Vernon was appointed as a member of our Audit Committee in December 2012 in connection with Dr. Bailey’s resignation from our Board, and continued to serve on the Audit Committee in 2013 until Ms. Falberg was elected to our Board on January 31, 2013; however, the Audit Committee held no meetings during that time.

(3)	Dr. Bailey resigned from our Board on December 14, 2012.

(4)	The Nominating and Corporate Governance Committee did not hold any formal meetings in 2012, but rather acted by written consent.

On April 26, 2013, as a result of the addition of our three new directors, Ms. Falberg, Ms. Graham and Ms. Yarno, the Board reconstituted the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee as follows:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Daniel D. Adams	X		X		—
Kim D. Blickenstaff	X		X		—
Kathryn E. Falberg	X	*	X		—
Dawn Graham	—		X		X	*
W. Anthony Vernon	—		X		X
Wendy L. Yarno	—		X	*	X

*	Committee Chair.

Below is a description of each committee of our Board. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Medivation.

Audit Committee

The Audit Committee is responsible for reviewing the work of our internal accounting processes and our independent registered public accounting firm. To this end, the Audit Committee performs several functions, including meeting to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, which includes a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommending whether or not such financial statements should be included in the applicable filings. The Audit Committee has the sole authority for the appointment, compensation and oversight of our independent registered public accounting firm and approval of any significant non-audit relationship with the independent registered public accounting firm and is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statements. The Audit Committee has a written charter that is available to stockholders on our website at www.medivation.com; however, information found on our website is not incorporated by reference into this Proxy Statement.

Our Board reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). Our Board has also determined that each of Messrs. Adams and Blickenstaff and Ms. Falberg qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. Our Board made a qualitative assessment of each Audit Committee member’s level of knowledge and experience based on a number of factors, including his or her formal education and experiences as described in their biographies included in this Proxy Statement.

Report of the Audit Committee of the Board of Directors (1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012, with management of Medivation. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Respectfully submitted,

The Audit Committee of the Board of Directors

Kathryn E. Falberg, Chair

Daniel D. Adams

Kim D. Blickenstaff

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Medivation under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The purpose of the Compensation Committee is to design (in consultation with management and our Board), recommend for approval and evaluate our compensation plans, policies and procedures, to review and approve the compensation of the executive officers and directors, and to produce an annual report on executive compensation for inclusion in our proxy materials. In carrying out these purposes, the Compensation Committee’s responsibilities include: reviewing and, if necessary, revising our compensation philosophy; reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives, and establishing the compensation of the Chief Executive Officer based on the evaluation; reviewing and approving compensation for other officers and directors; reviewing any stock option, employee pension and benefit plans; reviewing the grant of perquisite benefits; reviewing executive officer and director indemnification and insurance matters; and reviewing any employee loans. The Compensation Committee has the authority to approve the compensation provided to our executive officers. As described in “Executive Compensation—Compensation Discussion and Analysis” below, our Compensation Committee engaged Lapis Group, Inc., or Lapis Group, a compensation consulting firm, in September 2008 based on the significant experience of its principals with the compensation, benefits and employment issues relevant to early stage biotechnology companies. Lapis Group served as the Compensation Committee’s compensation consultant in the fourth quarter of 2011 when the Compensation Committee set 2012 base salaries and bonus opportunities. We paid Lapis Group a total of approximately $153,857 for its services in 2011 and approximately $94,356 for its services in 2012.

In May 2012, the Compensation Committee determined that the significant changes in our circumstances, particularly those relating to the potential FDA approval and commercial launch of our first drug candidate, made it desirable to obtain the advice of a compensation consultant with greater resources and a global platform. The Compensation Committee engaged Radford as its compensation consultant. Our Compensation Committee selected Radford based on its recognized status as a leading global provider of compensation intelligence and consulting services to companies in the technology and life sciences sectors. In 2012, Radford provided competitive compensation data and input on the 2012 equity awards and the 2013 base salaries and bonus opportunity for executive officers. Among other things, Radford provided competitive compensation data for purposes of benchmarking our equity grant values and targets, our bonus targets and structure, our total direct compensation, our target incentive opportunities and our base salaries and target total cash compensation. In addition, in January 2013, Radford performed a study of our compensation policies for directors in comparison to the director compensation policies of the companies in our peer group used in the determination of our executive officer compensation.

Lapis Group in 2011 and Radford in 2012 met with our executive officers for purposes of gathering information on compensation proposals that management intended to recommend to the Compensation Committee, but each of our consultants developed its recommendations regarding specific compensation levels independently of our executive officers’ recommendations and provided its recommendations directly to the Compensation Committee. Reviews of our compensation programs are performed annually. Each year, the Compensation Committee reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee met five times during 2012. The Compensation Committee has a written charter that is available to stockholders on our website at www.medivation.com; however, information found on our website is not incorporated by reference into this Proxy Statement.

The specific determinations of the Compensation Committee with respect to executive compensation for 2012, as well as the Compensation Committee’s processes and procedures and the role of our executive officers in recommending and determining executive compensation, are described in greater detail in the section of this Proxy Statement titled “Executive Compensation—Compensation Discussion and Analysis.” For information regarding our processes and procedures for the consideration and determination of director compensation, please see “Executive Compensation—Director Compensation.”

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Ms. Yarno, Mr. Adams, Mr. Blickenstaff, Ms. Falberg, Ms. Graham and Mr. Vernon. Ms. Falberg, Ms. Graham and Ms. Yarno did not participate in the discussion of the Compensation Discussion and Analysis, with management as they were not members of the Board when the 2012 compensation decisions were made. No member of the Compensation Committee is, or was formerly, one of our officers or employees. No interlocking relationship exists between the members of our Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

Compensation Committee Report (1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Respectfully submitted,

The Compensation Committee of the Board of Directors

W. Anthony Vernon

Daniel D. Adams

Kim D. Blickenstaff

(1)	The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Medivation under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for recommending to our Board individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. This committee is also responsible for making recommendations to the Board regarding corporate governance issues. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee did not formally meet during 2012, but rather acted by written consent. The Nominating and Corporate Governance Committee has a written charter that is available to stockholders on our website at www.medivation.com; however, information found on our website is not incorporated by reference into this Proxy Statement.

The Nominating and Corporate Governance Committee considers several factors in evaluating potential candidates for the Board. The director qualifications that the Nominating and Corporate Governance Committee has developed to date focus on what the Nominating and Corporate Governance Committee believes to be essential competencies to effectively serve on the Board, including the candidate’s experience in corporate governance, such as an officer or former officer of a publicly held company, experience in our industry, experience as a board member of another publicly held company and academic expertise in an area of our operations. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of individual backgrounds and complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business and operations.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the Nominating and Corporate Governance Committee considers incumbent members of the Board and other well-qualified individuals as potential director nominees. The Nominating and Corporate Governance Committee may retain an executive search firm to identify Board candidates, and if so, will approve the search firm’s fees and other retention terms and specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating and Corporate Governance Committee did not engage a third party to identify or assist in identifying potential director nominees for election at the Annual Meeting. The Nominating and Corporate Governance Committee makes its recommendations to the Board, which selects the candidate or candidates it believes are the most qualified to recommend to the stockholders as a director nominee.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to our Corporate Secretary at 525 Market Street, 36th Floor, San Francisco, California 94105 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders and must include the following information:

•	name and address of the nominating stockholder;

•	a representation that the nominating stockholder is a record holder;

•	a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified;

•	information regarding each nominee that would be required to be included in a proxy statement;

•	a description of any arrangements or understandings between the nominating stockholder and the nominee; and

•	the consent of each nominee to serve as a director, if elected.

The Nominating and Corporate Governance Committee will evaluate candidates recommended by a stockholder in the same manner as candidates identified any other person, including members of our Board. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or group of stockholders.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may direct correspondence to the Board or any individual member of the Board to our Corporate Secretary at our principal executive offices at 525 Market Street 36th Floor, San Francisco, California 94105. The Corporate Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Corporate Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review upon request. The Corporate Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a written code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons serving similar functions. The code of business conduct and ethics is available at our website www.medivation.com in the Investor Relations section under “Corporate Governance.” However, information found on our website is not incorporated by reference into this Proxy Statement. If we make any substantive amendments to our code of business conduct and ethics or grant to any of our directors or executive officers any waiver, including any implicit waiver, from a provision of our code of business conduct and ethics, we will disclose the nature of the waiver or amendment on our website or in a Current Report on Form 8-K.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if the Audit Committee determines that such a change would be in the best interests of Medivation and its stockholders.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes; however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

THE BOARD RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 2

PRINCIPAL ACCOUNTING FEES AND SERVICES

In connection with the audit of our 2012 and 2011 financial statements, we entered into an engagement agreement with PricewaterhouseCoopers LLP, which sets forth the terms by which PricewaterhouseCoopers LLP will perform audit and interim services for us. We have agreed not to demand a jury trial in any proceeding arising out of this agreement.

The following table represents aggregate fees billed and to be billed to Medivation for the fiscal years ended December 31, 2012, and December 31, 2011, by PricewaterhouseCoopers LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2012	2011
Audit Fees (1)	$1,043,000	$605,700
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	9,842	3,900

Total Fees	$1,052,842	$609,600

(1)	Audit Fees for 2012 and 2011 are fees billed and to be billed for the audit of our financial statements, review of the financial statements included in our quarterly reports, and, for 2012, for services in connection with the issuance of our 2.625% convertible senior notes due April 1, 2017, consultation regarding revenue recognition, statutory and regulatory filings and engagements.

(2)	All Other Fees represent fees in 2012 and 2011 for access to an online database of automated disclosure checklists and accounting pronouncements and interpretations maintained by PricewaterhouseCoopers LLP and, in 2012, for consultation regarding regulatory reporting.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

Before any independent registered public accounting firm is engaged by us or our subsidiaries to render audit or non-audit services, the Audit Committee will pre-approve the engagement. The Audit Committee’s pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and the policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to our management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided the approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also is not required if the services fall within available exceptions established by the SEC.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independent registered public accounting firm’s independence.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting of Stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our executive compensation program is designed to align our executive officers’ compensation with our business objectives and the interests of our stockholders, to incentivize and reward our executive officers for our success, and to reflect the teamwork philosophy of our executive management team. To do that, our executive compensation program combines short- and long-term components, cash and equity, and fixed and contingent payments, in the proportions that we believe are the most appropriate to incentivize and reward our executive officers for achieving our objectives. At the same time, the Compensation Committee believes that when key performance objectives are not obtained, the compensation of our named executive officers should reflect that lack of performance. This pay-for-performance philosophy is highlighted by our Compensation Committee’s determination that there would be no cash bonuses paid to our named executive officers for our performance in 2010, as compared to its determination to pay cash bonuses for performance in 2011 and 2012 that met or exceeded expectations.

Consistent with the goals of our executive compensation program and as discussed in “Executive Compensation—Compensation Discussion and Analysis,” the Compensation Committee has designed guiding principles focused on pay-for-performance, competitiveness of our compensation program with our peer group, and a straight-forward compensation program with very few fringe benefits and without employment agreements that contain multi-year guarantees for salary increases, non-performance based guaranteed bonuses or guaranteed equity compensation. We believe that our executive compensation program has been effective at encouraging the achievement of positive results, appropriately aligning pay and performance, and in enabling us to attract and retain talented executive officers within our industry.

We encourage our stockholders to read “Information Regarding the Board of Directors and Corporate Governance—Information Regarding Committees of the Board—Compensation Committee,” “Executive Compensation—Compensation Discussion and Analysis,” “Executive Compensation—Compensation Plans and Arrangements” and the other sections of this Proxy Statement under “Executive Compensation” for more detail on our executive compensation programs and practices.

The Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Medivation’s named executive officers, as disclosed in Medivation’s proxy statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to obtain advisory approval of the compensation of our named executive officers. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

THE BOARD RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 3

PROPOSAL NO. 4

APPROVAL OF THE MEDIVATION, INC. 2013 EMPLOYEE STOCK PURCHASE PLAN

Overview

On April 22, 2013, the Board of Directors adopted the Medivation, Inc. 2013 Employee Stock Purchase Plan, or the ESPP, subject to stockholder approval. There are 3,000,000 shares of common stock reserved for issuance under the ESPP.

In this Proposal No. 4, we are requesting approval by our stockholders of the ESPP. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the ESPP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The essential features of the ESPP are outlined below. This summary, however, does not purport to be a complete description of the ESPP. The ESPP has been filed with the SEC as Annex A to this proxy statement and may be accessed from the SEC’s website at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the ESPP. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to: Corporate Secretary, Medivation, Inc., 525 Market Street, 36th Floor, San Francisco, California 94105.

If this Proposal No. 4 is not approved by our stockholders, the ESPP will not become effective.

Purpose; General

The purpose of the ESPP is to provide a means by which our employees (and employees of any parent, subsidiary, or other affiliate of Medivation designated by the Board to participate in the ESPP) may be given an opportunity to purchase shares of our common stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for our success. If the ESPP is approved by our stockholders, approximately 285 employees of Medivation and its subsidiaries initially will be eligible to participate in the ESPP.

The ESPP includes two components: a “423 Component” and a “Non-423 Component.” The rights to purchase common stock granted under the 423 Component of the ESPP are intended to qualify as options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended, or the Code. In addition, to the extent that deviations are necessary or advisable to permit or facilitate participation in the ESPP by employees who are foreign nationals or employed or located outside of the United States, the ESPP authorizes the grant of rights to purchase common stock that are not intended to qualify as options issued under an “employee stock purchase plan” as defined in Section 423(b) of the Code, and the grant of such rights shall be made under the “Non-423 Component” of the ESPP. Unless otherwise provided in the ESPP or as determined by the Board, the Non-423 Component of the ESPP will operate and be administered in the same manner as the 423 Component of the ESPP. (See “Administration” below.)

Administration

The Board will administer the ESPP and will have the final power to construe and interpret both the ESPP and the rights granted under it. The Board will have the power, subject to the provisions of the ESPP, to determine when and how rights to purchase common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of Medivation will be eligible to participate in the ESPP.

The Board will have the power to delegate administration of the ESPP to a committee consisting of one or more members of the Board. The Board has delegated administration of the ESPP to the Compensation Committee of the Board. As used herein with respect to the ESPP, the “Board” refers both to the Board and to any committee the Board appoints, including the Compensation Committee.

Stock Subject to ESPP

Subject to approval of this Proposal No. 4, an aggregate of 3,000,000 shares of common stock has been reserved for issuance under the ESPP. If rights granted under the ESPP expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such rights again become available for purchase under the ESPP. The shares of common stock purchasable under the ESPP will be shares of authorized but unissued or reacquired common stock, including shares repurchased by us on the open market.

Offerings

The ESPP will be implemented by offerings of rights to all eligible employees from time to time. The maximum length for an offering under the ESPP is twenty-seven (27) months. The provisions of separate offerings need not be identical. When an eligible employee elects to join an offering period, he or she will be granted a purchase right to acquire shares of common stock on each purchase date within the offering period. On the purchase date, all payroll deductions collected from the participant during the purchase period are automatically applied to the purchase of common stock, subject to certain limitations (which are described further below under “Eligibility”).

The first day of an offering is referred to as an “offering date,” and the last day of an offering and purchase period is referred to as a “purchase date.” If any offering date is not a trading day (i.e., a day on which the NASDAQ Global Market, or any other exchange or market on which shares of our common stock are listed, is not open for trading), then the offering date will fall on the next subsequent trading day, and if the last day of an offering and purchase period falls on a day that is not a trading day, then the purchase date for that offering and purchase period will instead fall on the immediately preceding trading day.

Eligibility

The Board has the power to exclude certain part-time employees and certain highly compensated employees under applicable tax laws. No employee is eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock or of any parent or subsidiary of Medivation. In addition, no employee may purchase more than $25,000 worth of common stock (determined based on the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of Medivation and our subsidiary corporations in any calendar year; provided, that any unused limit in one year may be carried over to a future year to the extent permitted by applicable tax laws.

Participation in the ESPP

Eligible employees enroll in the ESPP by delivering to us, prior to the date selected by the Board as the offering date for the applicable offering, an agreement authorizing payroll deductions. The enrollment form will specify the amount of contributions that a participant may make during an offering, not to exceed a maximum amount specified by the Board. Unless the Board determines to the contrary with respect to an offering, participants may not increase or decrease their level of payroll contributions during the offering.

Purchase Price

The purchase price per share at which shares of common stock are sold in an offering under the ESPP may not be less than the lower of (i) 85% of the fair market value of a share of common stock on the first day of the offering period and (ii) 85% of the fair market value of a share of common stock on the purchase date (i.e., the last day of the applicable six (6) month purchase period). If the scheduled purchase date is not a trading day, the purchase will occur on the immediately preceding trading day.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is funded by accumulated payroll deductions during the offering. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with our general funds.

Purchase of Stock

In connection with offerings made under the ESPP, the Board may specify a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of common stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of all outstanding purchase rights would exceed the number of shares of common stock remaining available under the ESPP, or the maximum number of shares that may be purchased on a single purchase date across all offerings, the Board would make a pro rata allocation (based on each participant’s accumulated payroll deductions) of available shares. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See “Withdrawal” below.

Withdrawal

Each participant in the ESPP is required to sign an agreement authorizing payroll deductions. If permitted in an offering, a participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the ESPP. Such withdrawal may be elected at any time prior to the end of the applicable offering, except as otherwise provided in the offering document.

To the extent permitted in an offering, upon any withdrawal from an offering by an employee, we will distribute to the employee his or her accumulated payroll deductions without interest (unless otherwise required by applicable local law), less any accumulated payroll deductions previously applied to the purchase of shares of common stock on the employee’s behalf during such offering, and such employee’s rights in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee’s withdrawal from an offering will not prevent such employee from participating in subsequent offerings under the ESPP.

Termination of Employment

Unless otherwise specified by the Board, a participant’s rights under any offering under the ESPP terminate immediately upon cessation of an employee’s employment for any reason (subject to any post-employment participation period required by law), and we will distribute to such employee all of his or her accumulated payroll deductions, without interest.

Capitalization Adjustment Provisions

Upon certain transactions by Medivation, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar transaction, the ESPP share reserve, the outstanding purchase rights thereunder, and any purchase limits will be appropriately adjusted as to the type, class and maximum number of shares subject thereto.

Effect of Certain Corporate Transactions

In the event of a corporate transaction (as defined in the ESPP and described below), then any surviving or acquiring corporation may assume or continue outstanding purchase rights under the ESPP or may substitute similar rights. If any surviving or acquiring corporation does not assume or continue such rights or substitute similar rights, then the participants’ accumulated payroll deductions will be used to purchase shares of common stock prior to the corporate transaction under the ongoing offering and the participants’ rights under the ongoing offering will terminate immediately after such purchase. A “corporate transaction” generally means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

•	the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of Medivation and its subsidiaries;

•	the consummation of a sale or other disposition of at least 90% of our outstanding securities; or

•	the consummation of certain specified types of mergers, consolidations or similar transactions.

Duration, Amendment and Termination

The Board may amend, suspend or terminate the ESPP at any time. However, except in regard to capitalization adjustments (as described above), to the extent stockholder approval is required by applicable law or listing requirements, then any amendment to the ESPP must be approved by our stockholders if the amendment would:

•	materially increase the number of shares of common stock available for issuance under the ESPP;

•	materially expand the class of individuals eligible to participate under the ESPP;

•	materially increase the benefits accruing to participants under the ESPP or materially reduce the price at which shares of common stock may be purchased under the ESPP;

•	materially extend the term of the ESPP; or

•	expand the types of awards available for issuance under the ESPP.

The Board may amend outstanding purchase rights without a participant’s consent if such amendment is necessary to ensure that the purchase right and/or the 423 Component of the ESPP complies with the requirements of Section 423 of the Code.

Rights granted before amendment or termination of the ESPP will not be impaired by any amendment or termination of the ESPP without the consent of the participant to whom such rights were granted, except as necessary to comply with applicable laws, or as necessary to obtain or maintain favorable tax, listing or regulatory treatment.

U.S. Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the 423 Component of the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an option or the disposition of common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until disposition of the acquired shares. The taxation upon disposition will depend upon the holding period of the acquired shares.

If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of:

(1)	the excess of the fair market value of the stock at the time of such disposition over the purchase price, or

(2)	the excess of the fair market value of the stock as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period) will be treated as ordinary income.

Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. It is, therefore, not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the ESPP.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the ESPP. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

THE BOARD RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 4

PROPOSAL NO. 5

APPROVAL OF THE MEDIVATION, INC.

AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

Our Board is requesting stockholder approval of the amendment and restatement of our Amended and Restated 2004 Equity Incentive Award Plan, or the 2004 Plan, to increase the aggregate number of shares of common stock authorized for issuance under the 2004 Plan by 550,000 shares and to approve the amended performance criteria upon which performance goals may be based that will permit us to grant stock options and performance awards that may be eligible to qualify as “performance-based compensation” under Section 162(m) of the Code. The Board approved the amendment and restatement of the 2004 Plan on April 22, 2013, subject to stockholder approval. The 2004 Plan, as amended and restated, or the Amended 2004 Plan, will become effective immediately upon stockholder approval of this Proposal No. 5 at the Annual Meeting.

Stockholder approval of the Amended 2004 Plan will also constitute approval of the terms and conditions in the Amended 2004 Plan that will permit us to grant stock options and performance awards under the Amended 2004 Plan that may be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) of the Code disallows a deduction to any publicly-held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation paid to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. While we believe it is in the best interests of Medivation and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code, in certain circumstances, we may determine to grant compensation to covered employees that will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “performance-based compensation,” we cannot guarantee that such compensation ultimately will be deductible by us. For the grant of awards under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the plan must (1) describe the employees eligible to receive such awards, (2) provide a per-person limit on the number of shares subject to stock options and performance stock awards granted to any employee under the plan in any year and (3) include one or more pre-established business criteria upon which the performance goals for performance awards may be granted (or become vested and/or exercisable). These terms must be approved by stockholders and, accordingly, we are requesting our stockholders to approve the Amended 2004 Plan, which includes terms regarding eligibility for awards, per-person limits on awards and the business criteria for performance awards granted under the Amended 2004 Plan (as described below).

In this Proposal No. 5, we are requesting stockholder approval of the Amended 2004 Plan to:

•	increase the aggregate number of shares of our common stock which may be issued or transferred pursuant to awards under the 2004 Plan by 550,000 shares, from 18,600,000 to 19,150,000 shares; and

•

approve the performance criteria upon which performance goals may be based with respect to performance awards under the Amended 2004 Plan as well as the permitted means of adjustment when calculating the attainment of performance awards granted under the Amended 2004 Plan.

On September 21, 2012, we effected a 2-for-1 stock split; all references to the number of shares in this Proposal No. 5 are on a post-split basis.

If this Proposal No. 5 is approved by our stockholders, the Amended 2004 Plan will become effective upon the date of the Annual Meeting. In the event our stockholders do not approve this Proposal No. 5, the 2004 Plan will continue in its current form, and the aggregate maximum number of shares of our common stock that may be issued pursuant to awards under the 2004 Plan will be 18,600,000 and not 19,150,000.

History

The existing 2004 Plan was originally approved by our stockholders on May 30, 2007. On July 13, 2012, our stockholders approved an amendment and restatement of the 2004 Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 3,600,000 shares (on a post-split basis) and to approve the plan’s performance criteria and award limits to enable certain incentive compensation under the plan to be eligible to potentially qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Section 162(m) of the Code denies a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation.

Overhang

The following table provides certain additional information regarding our equity incentive program.

	As of December 31, 2012
Total Shares Subject to Outstanding Stock Options	7,038,291
Total Shares Subject to Outstanding SARs	470,643	(1)
Total Shares Subject to Outstanding Unvested RSUs	373,625
Total Common Stock Outstanding	74,774,939
Weighted-Average Exercise Price of Outstanding Stock Options	$18.90
Weighted-Average Remaining Term of Outstanding Stock Options	7.28 years
Weighted-Average Exercise Price of Outstanding SARs	$23.91
Weighted-Average Remaining Term of Outstanding SARs	8.97 years
Total Shares Available for Grant under the 2004 Plan	1,606,337

As of April 29, 2013 (Record Date)
Total Common Stock Outstanding	74,976,902
Closing Price of Common Stock as Reported on NASDAQ	$52.52

(1)	There are 883,600 outstanding SARs as of December 31, 2012, which would be converted into 470,643 shares of common stock based on the closing price of our common stock on December 31, 2012, which was $51.16 per share.

Burn Rate

The following table provides detailed information regarding the activity related to the 2004 Plan and outstanding common stock for the year ended December 31, 2012. Our only equity incentive Plan is the 2004 Plan.

Shares Subject to Awards	2012
Stock Options Granted	1,785,656
SARs Granted	387,400
RSUs Granted	309,086
Stock Options Cancelled	207,621
SARs Forfeited	29,400
RSUs Forfeited	25,583
Performance Share Units Cancelled	41,668

Description of the Amended 2004 Plan

The material features of the Amended 2004 Plan are summarized below, but the summary is qualified in its entirety by reference to the Amended 2004 Plan itself which is attached to this proxy statement as Annex B.

Purpose

The purpose of the Amended 2004 Plan is to promote the success and enhance the value of Medivation by aligning the personal interests of the members of the Board and our employees, officers, executive officers and consultants and of our subsidiaries with those of our stockholders and by providing these individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The Amended 2004 Plan is further intended to provide us flexibility in our ability to motivate, attract and retain the services of members of the Board and our employees, officers, executive officers and consultants and of our subsidiaries upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent.

Securities Subject to the Amended 2004 Plan

Under the Amended 2004 Plan, a total of 18,600,000 shares of our common stock (19,150,000 shares if this Proposal No. 5 is approved) are reserved for issuance pursuant to awards granted under the Amended 2004 Plan.

To the extent that an award terminates, expires or lapses for any reason, any shares subject to the award will be available for future grant or sale under the Amended 2004 Plan. Shares which are delivered to us by a participant or withheld by us upon the exercise of an award in payment of the exercise price or in satisfaction of tax withholding obligations will be treated as issued under the Amended 2004 Plan and be deducted from the aggregate number of shares that may be issued under the Amended 2004 Plan. The shares of common stock delivered pursuant to a full value award will reduce the aggregate share limit described in the previous paragraph by 1.4 shares for each share of our common stock subject to a full value award. A full value award is any award other than an option or other award for which a participant pays the value of the common stock on the date of grant (whether directly or by forgoing a right to receive a payment from Medivation). To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired by Medivation or any our subsidiaries will not be counted against shares available for grant pursuant to the Amended 2004 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Amended 2004 Plan.

No shares may again be the subject of options, granted or awarded if the action would cause any option intended to qualify as an incentive stock option under Section 422 of the Code not to so qualify.

Administration

The Compensation Committee will administer the Amended 2004 Plan. To administer the Amended 2004 Plan, our Compensation Committee must consist of at least two members of the Board, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and, with respect to awards that are intended to constitute performance-based compensation under Section 162(m) of the Code, an “outside director” for the purposes of Section 162(m) of the Code. Subject to the terms and conditions of the Amended 2004 Plan, our Compensation Committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Amended 2004 Plan. Our Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Amended 2004 Plan. The Board may at any time abolish the Compensation Committee and/or revest in itself the authority to administer the Amended 2004 Plan.

Our Compensation Committee may (1) delegate to a committee of one or more members of the Board who are not “outside directors” for the purposes of Section 162(m) of the Code the authority to grant awards under the Amended 2004 Plan to eligible persons who are either (a) not then “covered employees” within the meaning of Section 162(m) and are not expected to be covered employees at the time of recognition of income resulting from the award or (b) not persons with respect to whom we wish to comply with Section 162(m) and/or (2) delegate to a committee of one or more members of the Board who are not “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act the authority to grant awards under the Amended 2004 Plan to eligible persons who are not then subject to Section 16 of the Exchange Act.

Eligibility

All of the employees, including executive officers, directors and consultants of Medivation and our subsidiaries are eligible to participate in the Amended 2004 Plan and may receive all types of awards authorized under the Amended 2004 Plan other than incentive stock options. Incentive stock options may be granted under the Amended 2004 Plan only to employees of Medivation and employees of our subsidiaries. We currently do not provide equity awards to consultants. As of April 24, 2013, we had approximately 285 employees and six non-employee directors.

Awards Under the Amended 2004 Plan

The Amended 2004 Plan provides that our Compensation Committee may grant or issue stock options, SARs, RSUs, dividend equivalents, stock payments, performance shares, performance-based awards or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•

Nonqualified Stock Options, or NQSOs, provide for the right to purchase common stock at a specified price and usually will become exercisable (at the discretion of our Compensation Committee) in one or more installments after the grant date, subject to the participant’s continued service with us and/or subject to the satisfaction of our performance targets and individual performance targets established by our Compensation Committee. NQSOs may be granted for any term not to exceed ten years from the date of grant specified by our Compensation Committee. Any NQSO issued with an exercise price less than the fair market value of the underlying securities on the date of grant is considered a full value award and will reduce the aggregate share limit reserved for issuance under the Amended 2004 Plan by 1.4 shares for each share covered by the NQSO. Our Compensation Committee will determine the methods by which the exercise price of an NQSO may be paid, including cash, promissory note, shares of our common stock, or other property acceptable to the Compensation Committee (including through delivery of a notice that the participant has placed a market sell order with a broker with respect to shares issuable upon exercise of the NQSO, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the exercise price, provided that payment of the proceeds is made to us upon the sale).

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Incentive Stock Options, or ISOs, are designed to comply with the provisions of Section 422 of the Code and are subject to specified restrictions contained in the Code. Among the restrictions, ISOs must have an exercise price not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the date of grant, but may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least ten percent of the total combined voting power of all classes of our capital stock, the Amended 2004 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed

$100,000. The stock options or portions of stock options that exceed this limit are treated as NQSOs. Our Compensation Committee will determine the methods by which the exercise price of an ISO may be paid, which may include the forms of payment described above for NQSOs.

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Restricted Stock may be granted to participants and made subject to the restrictions as may be determined by our Compensation Committee (including limitations on voting rights or the right to receive dividends on the restricted stock). Except as otherwise determined by the Compensation Committee, upon termination of a participant’s service during the applicable restriction period, restricted stock that is at that time subject to restrictions will be forfeited. In general, restricted stock may not be sold, or otherwise transferred, until restrictions are removed or expire.

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RSUs may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued service or on performance criteria established by our Compensation Committee. Like restricted stock, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, the stock issuable with respect to RSUs will not be issued until the RSU award has vested and the award has been settled. Recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•

SARs may be granted in connection with stock options or separately. SARs granted by our Compensation Committee in connection with stock options typically will provide for payments to the holder based upon increases in the fair market value of our common stock over the exercise price of the related option. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation under Section 162(m) of the Code, there are no restrictions specified in the Amended 2004 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by our Compensation Committee in the SAR agreements. Our Compensation Committee may elect to pay SARs in cash or in common stock or in a combination of both. SARs may be granted for any term not to exceed ten years from the date of grant specified by our Compensation Committee. Any SAR issued with an exercise price less than the fair market value of the underlying securities on the date of grant is considered a full value award and will reduce the aggregate share limit reserved for issuance under the Amended 2004 Plan by 1.4 shares for each share covered by the SAR.

•

Dividend Equivalents represent the right to receive the value (in cash or common stock) of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

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Stock Payments may be authorized by our Compensation Committee in the form of shares of common stock or an option or other right to purchase common stock as part of any bonus, deferred compensation or arrangement in lieu of all or any part of the compensation.

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Performance Share Awards represent the right to receive cash, common stock or other awards, the payment of which is contingent upon achieving performance goals established by our Compensation Committee. The awards may be denominated in a number of shares of common stock or in a dollar value of shares of common stock.

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Performance-Based Awards are awards of restricted stock, RSUs, dividend equivalents, stock payments or performance shares granted to an employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code. The awards are subject to terms and conditions, as described under “Section 162(m)” below.

A full value award, which is an award other than an option or other award for which a participant pays the value of the common stock on the date of grant (whether directly or by forgoing a right to receive a payment from Medivation), made to an employee or consultant must vest over a period of at least three years, and in the case of a performance-based full value award, must vest over at least a one-year period, except that full value awards may fully vest upon the participant’s death or disability and upon a change of control.

The maximum number of shares which may be subject to all awards (including options, SARs and performance-based awards) granted under the Amended 2004 Plan to any one participant during any calendar year may not exceed 2,000,000 shares of common stock and the maximum amount that may be paid in cash to any one participant during any calendar year with respect to any performance-based award is $5,000,000. The limits are designed to allow us to grant certain awards that are exempt from the $1 million limit on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

Section 162(m). As discussed above, Section 162(m) of the Code disallows a deduction to any publicly-held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. Our Compensation Committee may designate employees as “covered employees” whose compensation for a given fiscal year may be subject to the $1 million limit on deductible compensation imposed by Section 162(m) of the Code. Our Compensation Committee may grant to the covered employees restricted stock, RSUs, dividend equivalents, performance shares and stock payments that may qualify as performance-based compensation that is not subject to the $1 million limit on deductible compensation; however, we cannot guarantee that such compensation ultimately will be deductible by us. The awards may be paid, vest or become exercisable only upon the attainment of performance goals which are related to one or more of the following performance criteria:

•	earnings per share;

•	earnings before interest, taxes and depreciation;

•	earnings before interest, taxes, depreciation and amortization (EBITDA);

•	net earnings;

•	return on equity;

•	return on assets, investment, or capital employed;

•	operating margin;

•	gross margin;

•	operating income;

•	net income (before or after taxes);

•	net operating income;

•	net operating income after tax;

•	pre- and after-tax income;

•	pre-tax profit;

•	operating cash flow;

•	sales or revenue targets;

•	increases in revenue or product revenue;

•	expenses and cost reduction goals;

•	improvement in or attainment of expense levels;

•	improvement in or attainment of working capital levels;

•	economic value added;

•	market share;

•	cash flow;

•	cash flow per share;

•	share price performance;

•	debt reduction;

•

implementation or completion of projects or processes (including, without limitation, in-license, out-license and collaboration agreements, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply);

•	customer satisfaction;

•	total stockholder return; and

•	stockholders’ equity.

The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree the performance goals have been attained will be determined by our Compensation Committee within the time period prescribed by Section 162(m) of the Code. If any performance goals are based on the performance criteria set forth in the bullets above that refer to items that are typically calculated in accordance with GAAP, at the time such performance goals are established for a performance period, the Compensation Committee must specify whether the performance goals are to be calculated in accordance with GAAP or on a non-GAAP basis; provided, that to the extent the performance goals are to be determined on a non-GAAP basis, the Compensation Committee must also set forth in writing at the time the performance goals are established, the precise manner in which such performance goals will be calculated. Performance goals may be expressed in terms of Medivation’s overall performance or the performance of a subsidiary, affiliate, division or business unit, and may be measured either in absolute terms or as compared to any incremental increase or results of a peer group. Our Compensation Committee is authorized to, within the time period prescribed by Section 162(m) of the Code, make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, our Compensation Committee retains the discretion to reduce or eliminate the amount due under a performance-based award upon attainment of the performance goals and, within the time prescribed by Section 162(m) of the Code, define the manner of calculating the performance criteria it selects to use for a performance period.

Limits on Transferability

Awards generally may not be sold, pledged, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and no right or interest of a participant in any award may be pledged, encumbered, or hypothecated to or in favor of any party other than us or any of our subsidiaries, and no award may be subject to any lien, obligation, or liability of a participant to any party other than us or any our subsidiaries. Our Compensation Committee may allow awards other than ISOs to be transferable to certain permitted transferees (i.e., immediate family members for estate planning purposes). ISOs may not be transferable. If our Compensation Committee makes an award transferable, the award will contain the additional terms and conditions as our Compensation Committee deems appropriate. Awards may in no event be transferred if the participant receives consideration in connection with the transfer.

Adjustments Upon Changes in Capitalization

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other extraordinary distribution (other than normal cash dividends) of assets to our stockholders (including extraordinary dividends) or any other change affecting our common stock, our Compensation Committee will make proportionate adjustments to the aggregate number and type of shares of stock that may be issued under the Amended 2004 Plan (including the limitations on the number of shares issuable to a participant during a given calendar year), the terms and conditions of any award outstanding under the Amended 2004 Plan (including any applicable performance targets or criteria), and the grant or exercise price of any such award. Any adjustment affecting an award intended to qualify as performance-based compensation will be made consistent with the requirements of Section 162(m) of the Code. The form and manner of any such adjustments will be determined in the sole discretion of the Compensation Committee.

Change of Control

In the event of a change of control, all unvested awards under the Amended 2004 Plan will become fully vested and exercisable or payable, as applicable, and all forfeiture restrictions on the awards will lapse. Upon, or in anticipation of, a change of control, our Compensation Committee may cause any and all awards outstanding under the Amended 2004 Plan to terminate at a specific time in the future and will give each participant the right to exercise the awards during a period determined by the Compensation Committee. Under the Amended 2004 Plan, a change of control is generally defined as:

•	the direct or indirect acquisition of 50% or more of the voting stock of Medivation;

•

if, during any period of two consecutive years, individuals who, at the beginning of the period, constitute the Board together with any new director(s) whose election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

•

the consummation by Medivation (whether directly involving Medivation or indirectly involving Medivation through one or more intermediaries) of (1) a merger, consolidation, reorganization or business combination, (2) a sale or other disposition of all or substantially all of our assets or (3) the acquisition of assets or stock of another entity (other than a transaction which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person owns 50% or more of the voting stock of the successor entity); or

•	a liquidation or dissolution of Medivation.

Amendment and Termination of the Amended 2004 Plan

With the approval of the Board, our Compensation Committee may amend, modify or terminate the Amended 2004 Plan at any time and for any reason. However, the Amended 2004 Plan requires stockholder approval for any amendment to the Amended 2004 Plan to the extent necessary to comply with applicable laws, rules and regulations, or stock exchange rules. Stockholder approval is also required for any amendment to the Amended 2004 Plan that increases the number of shares available under the Amended 2004 Plan (other than any adjustments as discussed above), permits the Compensation Committee to extend the exercise period for an option beyond ten years from the date of grant, or results in a material increase in benefits or a change in eligibility requirements. Absent approval of our stockholders, no option or SAR may be amended to reduce the per-share exercise price of the shares subject to the option or SAR below the per-share exercise price as of the date the option or SAR is granted and, except as otherwise permitted under the Amended 2004 Plan, no option or SAR may be granted in exchange for, or in connection with, the cancellation or surrender of an option or SAR having a higher per-share exercise price. No termination, amendment, or modification of the Amended 2004 Plan may adversely affect in any material way any award previously granted under the Amended 2004 Plan without the consent of the holder. Unless terminated earlier, the Amended 2004 Plan will terminate on May 30, 2017.

Securities Laws

The Amended 2004 Plan is intended to conform with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including without limitation Rule 16b-3. The Amended 2004 Plan will be administered, and awards will be granted and may be exercised, if applicable, only in such a manner as to conform to these laws, rules and regulations.

Federal Income Tax Consequences Associated with the Amended 2004 Plan

The following is a general summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the Amended 2004 Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the Amended 2004 Plan. The Amended 2004 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Non-Qualified Stock Options. Generally, there is no taxation upon the grant of an NQSO if the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise of NQSOs the optionee will recognize ordinary income in an amount equal to the difference, if any, between the option exercise price and the fair market value of the shares on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options. The Amended 2004 Plan provides for the grant of options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If an optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the optionee’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the ISO, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the ISO, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of the ISO generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the ISO is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on an exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the optionee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

An ISO exercised more than three months after an optionee terminates employment, other than by reason of death or disability, will be taxed as a NQSO, and the optionee will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

SARs. No taxable income is generally recognized upon the receipt of a SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the SAR.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the shares are received equal to the excess, if any, of the fair market value of the shares received over any amount paid by the recipient in exchange for the shares. If, however, a share is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the share), the recipient generally will not recognize income until the share becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the share on the date it becomes vested over any amount paid by the recipient in exchange for the share. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the restricted stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the share on the date the award is granted over any amount paid by the recipient for the share. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from restricted stock awards will be the amount paid for such shares plus any ordinary income recognized either when the share is received or when the share becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

RSU Awards

Generally, the recipient of an RSU structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the shares of our common stock are delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired in settlement of RSUs will be the amount paid for such shares plus any ordinary income recognized when the shares are delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the RSU.

Dividend Equivalents. A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient.

Performance Share Awards. A participant who has been granted a performance share award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or common shares, the participant generally will recognize ordinary income. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

New Plan Benefits

Awards under the Amended 2004 Plan are within the discretion of the Board or the Compensation Committee and are not subject to set benefits or amounts, and we have not approved any awards that are conditioned on stockholder approval of the Amended 2004 Plan. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors or employees under the Amended 2004 Plan.

Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the number of shares of our common stock subject to awards granted under our existing 2004 Plan through March 15, 2013.

Name and position	Number of shares subject to awards
David T. Hung, M.D President, Chief Executive Officer and Director	2,070,055

C. Patrick Machado Chief Business Officer and Chief Financial Officer	1,148,412

Lynn Seely, M.D. Chief Medical Officer	1,624,412

Cheryl L. Cohen Chief Commercial Officer	493,425

Jennifer J. Rhodes General Counsel, Chief Compliance Officer and Corporate Secretary	92,000

Daniel D. Adams Director	398,800

Kim D. Blickenstaff Director	398,800

Kathryn E. Falberg Director	22,500

Dawn Graham Director	—

W. Anthony Vernon Director	368,800

Wendy L. Yarno Director	—

All Current Executive Officers as a Group	5,428,304

All Current Non-Executive Directors as a Group	1,188,900

All Current Employees as a Group (including all current non-executive officers)	6,268,080

Each of Ms. Graham and Ms. Yarno was granted a stock option to purchase 15,000 shares of our common stock and an RSU to acquire 7,500 shares of our common stock under the 2004 Plan in connection with their elections to our Board in April 2013.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Amended 2004 Plan. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

THE BOARD RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 5

PROPOSAL NO. 6

APPROVAL OF THE MEDIVATION, INC.

2013 CASH PERFORMANCE INCENTIVE PLAN

Overview

On April 22, 2013, our Board adopted the Medivation, Inc. 2013 Cash Performance Incentive Plan, or the Cash Incentive Plan, subject to stockholder approval. In this Proposal No. 6, we are requesting stockholder approval of the material terms of the Cash Incentive Plan. The purpose of the Cash Incentive Plan is to increase stockholder value by providing a competitive cash incentive to certain of executive officers of Medivation and our subsidiaries to achieve pre-established performance goals established by the Compensation Committee. The Cash Incentive Plan, if approved by our stockholders, will be available for use beginning in 2014.

Our Board is requesting stockholder approval of the Cash Incentive Plan in order to provide for the award of cash based performance incentives which may be eligible to qualify as “performance-based compensation” under Section 162(m) of the Code.

Stockholder approval is not generally required for the Company to enact and maintain a cash incentive plan for our executives. Section 162(m) of the Code disallows a deduction for certain compensation paid to our Chief Executive Officer and to each of our other three most highly compensated executive officers, other than our Chief Financial Officer (collectively referred to as our “covered employees”), in a taxable year to the extent that compensation to a covered employee exceeds $1 million for such year. However, some kinds of compensation, including qualified “performance-based compensation” under Section 162(m) of the Code, are not subject to this deduction limitation if the compensation satisfies the requirements of Section 162(m) of the Code. For awards under the Cash Incentive Plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the Cash Incentive Plan must describe the employees eligible to receive such awards, provide a per-person limit on the amount of cash that may be granted to any employee under the Cash Incentive Plan in any year, and include one or more pre-established business criteria upon which the performance goals applicable to cash incentives may be granted to our covered employees under the Cash Incentive Plan. These terms must be approved by our stockholders.

While we believe it is in the best interests of Medivation and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code, in certain circumstances, we may determine to grant compensation to covered employees that will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “performance-based compensation” under Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

If this Proposal No. 6 is not approved by our stockholders, the Cash Incentive Plan will not become effective.

Summary of the Cash Incentive Plan

The following is a summary of the material terms and provisions of the Cash Incentive Plan. This summary, however, does not purport to be a complete description of the Cash Incentive Plan. A copy of the Cash Incentive Plan is attached to this proxy statement as Annex C. The following summary is qualified in its entirety by reference to the complete text of the Cash Incentive Plan.

General

The Cash Incentive Plan is intended to motivate executive officers of Medivation and our subsidiaries to achieve short-term and long-term corporate objectives relating to the performance of the Company or one or more of the Company’s business units, divisions, subsidiaries, affiliates or business segments, as established by the administrator of the Cash Incentive Plan, and to reward those executives when those objectives are achieved, thereby tying executive performance to stockholder value. As discussed above, the awards made under the Cash Incentive Plan may qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

Administration

The Cash Incentive Plan is administered by the Compensation Committee or a sub-committee thereof (the “plan administrator”), in either case consisting solely of two or more outside directors of the Company who satisfy the requirements of Section 162(m) of the Code. An “outside director” generally is a director who (1) is neither a current or former officer nor current employee, (2) does not receive any remuneration from us other than compensation for service as a director, and (3) is not employed by and does not have ownership interests in an entity that receives remuneration from us (except within specified limits applicable under regulations issued pursuant to Section 162(m) of the Code). Among other things, the plan administrator of the Cash Incentive Plan will have the authority to select participants in the Cash Incentive Plan, and to determine the performance goals, award amounts and other terms and conditions of awards under the Cash Incentive Plan. The plan administrator also will have the authority to establish and amend rules and regulations relating to the administration of the Cash Incentive Plan, and will administer the Cash Incentive Plan in a manner intended to comply with the requirements for “performance-based compensation” under Section 162(m), except in the case of awards that are not intended to qualify as “performance-based compensation.”

Eligibility

Executive officers of Medivation and our subsidiaries are eligible to participate in the Cash Incentive Plan. The plan administrator has the sole authority to designate participants in the Cash Incentive Plan. No executive officer is automatically entitled to participate in the Cash Incentive Plan and participation in the Cash Incentive Plan in any one performance period does not guarantee participation in the Cash Incentive Plan for any other performance period.

Performance Criteria

Pursuant to the terms of the Cash Incentive Plan, the plan administrator will establish in writing one or more objective performance goals based on the attainment of specified levels of one of or any combination of the following “performance criteria”: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) increases in revenue or product revenue; (xviii) expenses and cost reduction goals; (xix) improvement in or attainment of expense levels; (xx) improvement in or attainment of working capital levels; (xxi) economic value added; (xxii) market share; (xxiii) cash flow; (xxiv) cash flow per share; (xxv) share price performance; (xxvi) debt reduction; (xxvii) implementation or completion of projects or processes (including, without limitation, in-license, out-license and collaboration agreements, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply); (xxviii) customer satisfaction; (xxix) total stockholder return; and (xxx) stockholders’ equity. The plan administrator, in its sole discretion, will determine the manner of calculating the specified performance goals selected for a performance period; provided, that if any performance goals are based on the performance criteria set forth above that refer to items that are typically calculated in accordance with GAAP, at the time the performance goals are established for a performance period, the plan administrator must specify whether the performance goals will be calculated in accordance with GAAP or on a non-GAAP basis; and provided, further, that to the extent the performance goals are to be determined on a non-GAAP basis, the plan administrator must also set forth in writing, at the time the performance goals are established, the precise manner in which such performance goals will be calculated.

The performance goals may be established on a Company-wide basis or with respect to one or more of the Company’s business units, divisions, subsidiaries, affiliates, or business segments, and may be measured in either absolute terms or relative to the performance of one or more comparable companies or a relevant index. The plan administrator is authorized to make adjustments in the method of calculating the attainment of performance goals as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.

The Cash Incentive Plan also allows the plan administrator to select performance goals based on any other performance criteria selected by the Board. However, awards based on performance criteria not listed above will not, and are not intended to, qualify as performance-based compensation under Section 162(m) of the Code.

The plan administrator will also establish one or more periods of time, each referred to as a performance period, which may be of varying and overlapping durations, over which the attainment of one or more performance goals will be measured.

Terms of Awards

Awards under the Cash Incentive Plan will be payable based upon the achievement during each performance period of performance goals established by the plan administrator. With respect to awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, prior to the earlier of (1) ninety (90) days following the commencement of the applicable performance period and (2) the passage of twenty-five percent (25%) of the duration of such performance period and while the outcome is substantially uncertain, the plan administrator will establish in writing the performance goals for each award to a participant under the Cash Incentive Plan and the threshold, target and maximum amounts of the award, as applicable, that may be earned if the performance goals are achieved at the levels corresponding to such amounts. After the end of the applicable performance period, the plan administrator will certify in writing the extent to which the performance goals are achieved and determine the amount of the award, if any, that is payable; provided that the plan administrator will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the payout calculated for awards made under the Cash Incentive Plan.

As an alternative, the plan administrator may establish one or more performance goals as “threshold goals.” The threshold goal may be established on a Company-wide basis or with respect to one or more of the Company’s business units, divisions, subsidiaries, affiliates or business segments, and may be measured either absolutely or relative to a designated group of comparable companies or a relevant index. The threshold goal must be established by the plan administrator in writing not later than ninety (90) days after the start of the performance period, but in no event after twenty-five percent (25%) of the performance period has elapsed, provided that the outcome of the threshold goal is substantially uncertain at such time. If the threshold goal is achieved, each participant in the Cash Incentive Plan will be eligible to earn a maximum award, the amount of which will be established no later than the time when the applicable performance goals are established, and in such case no awards will be payable unless the threshold goal is achieved. If the threshold goal is achieved, each participant’s maximum award will be subject to possible reduction by the plan administrator based on factors determined by the plan administrator in its sole and absolute discretion.

Award Amounts

The plan administrator will determine the amount of the awards that will be paid to each participant if the specified performance goals are met and the method by which such amounts will be calculated. The maximum payout for awards under the Cash Incentive Plan to any one participant in any one calendar year is $3 million.

Payments

Payment of awards, if any, under the Cash Incentive Plan will be paid as soon as administratively feasible after the plan administrator certifies in writing the extent to which the performance goals were achieved during the applicable performance period and determines the amount of the awards payable, but in no event will awards be paid later than March 15 of the calendar year following the end of the performance period to which such payments relate. To the extent required to comply with Section 162(m) of the Code, no amount will be due and owing to any participant until the plan administrator has approved the payment, and no payment will be made unless and until the plan administrator has certified in writing regarding the achievement of the performance goals as required by Section 162(m) of the Code.

A participant under the Cash Incentive Plan must be a regular employee of Medivation or any of its subsidiaries on the last day of the applicable performance period and also on the payment date of the award, in order to earn any award in respect of such performance period.

Clawback/Recovery

Payment of awards under the Cash Incentive Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or as required under other applicable law. In addition, the plan administrator may impose such other clawback, recovery or recoupment provisions on awards granted under the Plan as it determines necessary or appropriate.

Term of the Cash Incentive Plan

Subject to stockholder approval of the Cash Incentive Plan, the Cash Incentive Plan will first apply to any performance periods that begin after the date of first stockholder approval of the Cash Incentive Plan, and the Cash Incentive Plan will continue in effect until the earlier of (i) the date on which the plan administrator terminates it and (ii) the date of the first stockholder meeting that occurs in 2018, unless the Company’s stockholders again approve the Cash Incentive Plan on or before such date.

Amendment and Termination

The plan administrator may amend, modify suspend or terminate the Cash Incentive Plan, in whole or in part, at any time and in any respect, including the adoption of amendments deemed necessary to comply with Section 162(m) of the Code or be exempt from Section 409A of the Code. However, in no event may any such amendment, modification, suspension or termination result in an increase in the amount of compensation payable as identified for the performance period or cause compensation that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code to fail to so qualify.

Section 409A of the Internal Revenue Code

It is intended that the Cash Incentive Plan and any awards granted under it be exempt from the requirements of Section 409A of the Code.

Unfunded Obligation

The Company’s obligations under the Cash Incentive Plan will, in every case, be an unfunded and unsecured promise. A participant’s rights as to any benefits under the Cash Incentive Plan will be no greater than those of general, unsecured creditors of the Company. The Company will not be obligated to fund its financial obligations under the Cash Incentive Plan.

New Plan Benefits

We cannot determine at this time the actual awards that will be paid under the Cash Incentive Plan, as awards will depend upon the individuals selected for participation during any given performance period, the amounts that may be earned by them as determined by the plan administrator during any such performance period and our actual performance during such performance period. We have not approved any awards that are conditioned on stockholder approval of the Cash Incentive Plan.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Cash Incentive Plan. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

THE BOARD RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 6

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to all of Medivation’s compensation plans in effect as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b)($) (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#) (3)
Equity compensation plans approved by security holders	7,882,559	$19.22	1,606,337
Equity compensation plans not approved by security holders	—	—	—

Total	7,882,559	$19.22	1,606,337

(1)	Consists of securities issuable under our 2004 Plan. The number of securities to be issued upon exercise of outstanding options, warrants and rights, includes 7,038,291 shares to be issued upon the exercise of outstanding options, 373,625 shares to be issued pursuant to the vesting of outstanding RSUs, and 470,643 shares to be issued upon the exercise of 883,600 outstanding SARs, computed using the spread between the closing price per share of our common stock on December 31, 2012 and the underlying exercise price of the SARs.

(2)	Calculated as the weighted average exercise price of outstanding options and SARs. RSUs do not have an exercise price.

(3)	The number of securities remaining available for future issuance under equity compensation plans reflects the terms of the 2004 Plan, which provide that the number of shares available for future grant under the 2004 Plan is reduced by 1 share of our common stock subject to issuance pursuant to an option or SAR granted with an exercise price at or above fair market value on the date of grant, and by 1.4 shares for each share of common stock subject to issuance pursuant to other equity-based awards. To the extent that any award is cancelled, the corresponding numbers of shares of commons stock subject to such award are added to the number of shares remaining available for future issuance under the 2004 Plan.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 15, 2013, (except as noted) by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Medivation as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Except as indicated by footnotes, and subject to applicable community property laws where applicable, we believe that each of the stockholders named in this table possesses sole voting and investment power with respect to all shares indicated as beneficially owned. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Medivation, Inc., 525 Market Street, 36th Floor, San Francisco, California 94105.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Entities affiliated with FMR LLC (2)	11,143,506	14.9%
82 Devonshire Street Boston, MA 02109
Janus Capital Management LLC (3)	5,109,925	6.8%
151 Detroit Street Denver, Colorado 80206
Adage Capital Partners, L.P. (4)	4,021,462	5.4%
200 Clarendon Street, 52nd floor Boston, Massachusetts 02116

Directors and Named Executive Officers
David T. Hung, M.D. (5)	3,754,498	4.9%
C. Patrick Machado (6)	538,067	*
Lynn Seely, M.D. (7)	458,661	*
Cheryl L. Cohen (8)	198,701	*
Daniel D. Adams (9)	49,998	*
Kim D. Blickenstaff (10)	94,996	*
Kathryn E. Falberg	—	*
Dawn Graham	—	*
W. Anthony Vernon (11)	64,996	*
Wendy L. Yarno	—	*
All executive officers and directors as a group (11 persons) (12)	5,159,917	6.6%

*	Represents beneficial ownership of less than one percent.

(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Applicable percentages are based on 74,871,857 shares outstanding on March 15, 2013, adjusted as required by rules promulgated by the SEC.

(2)

Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2013. Each of FMR LLC and Edward C. Johnson 3d has sole dispositive power with respect to these shares, and FMR LLC has sole voting power with respect to 1,726,074 of these shares. Includes 8,647,052 shares of Medivation common stock beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various investment companies owning the shares (the “Fidelity Funds”). FMR LLC, beneficially owns 8,647,052 of these shares. FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC, through their control of Fidelity, each has sole power to dispose of the shares beneficially owned by Fidelity; however, neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares, which power resides with the Fidelity Funds’ Boards of Trustees. The Schedule 13G/A filed by the reporting person provides information only as of December 31, 2012, and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2012, and March 15, 2013.

(3)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2013. Janus Capital Management LLC (“Janus Capital”) has a direct 95.67% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of these shares. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 591,300 of the shares. However, INTECH does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The Schedule 13G filed by the reporting person provides information only as of December 31, 2012, and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2012, and March 15, 2013.

(4)	Based on information contained in a Schedule 13G filed with the SEC on April 4, 2013. Adage Capital Partners, L.P. (“Adage”) is the direct owner of the shares. Adage Capital Partners GP, L.L.C. (“Adage GP”) is the general partner of Adage, Adage Capital Advisors, L.L.C. (“Adage Advisors”) is a managing member of Adage GP, and Robert Atchinson and Phillip Gross are managing members of Adage Advisors. Adage, Adage GP, Adage Advisors, Mr. Atchinson and Mr. Gross all have shared voting and investment power over the shares held by Adage, and each may be deemed to be a beneficial owner of the shares. The Schedule 13G filed by the reporting persons provides information as of March 25, 2013.

(5)	Includes (i) 172,120 shares held in a personal trust; (ii) 1,481,145 shares issuable upon exercise of options exercisable within 60 days of March 15, 2013; (iii) 49,508 shares issuable upon exercise of SARs exercisable within 60 days of March 15, 2013; and (iv) 20,130 shares of common stock issuable upon exercise of a warrant exercisable within 60 days of March 15, 2013.

(6)	Includes (i) 40,424 shares held in a family trust; (ii) 471,324 shares issuable upon exercise of options exercisable within 60 days of March 15, 2013; (iii) 20,641 shares issuable upon exercise of SARs exercisable within 60 days of March 15, 2013; and (iv) 5,678 shares of common stock issuable upon exercise of a warrant exercisable within 60 days of March 15, 2013.

(7)	Includes (i) 385,998 shares issuable upon exercise of options exercisable within 60 days of March 15, 2013; and (ii) 20,641 shares issuable upon exercise of SARs exercisable within 60 days of March 15, 2013.

(8)	Includes 166,666 shares issuable upon exercise of options exercisable within 60 days of March 15, 2013; and (ii) 6,596 shares issuable upon exercise of SARs exercisable within 60 days of March 15, 2013.

(9)	Includes 49,998 shares issuable upon exercise of options exercisable within 60 days of March 15, 2013.

(10)	Includes 94,996 shares issuable upon exercise of options exercisable within 60 days of March 15, 2013.

(11)	Includes 64,996 shares issuable upon exercise of options exercisable within 60 days of March 15, 2013.

(12)	Consists of shares held by each executive officer and director, including the shares described in footnotes 5 through 11 above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Medivation. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering a single transaction, was filed late by Dr. Hung.

EXECUTIVE OFFICERS

The names, ages and other information concerning our executive officers as of April 30, 2013, are set forth below (unless provided elsewhere in this Proxy Statement):

NAME	AGE	POSITION HELD AT MEDIVATION
David T. Hung, M.D.	55	President, Chief Executive Officer, Director
C. Patrick Machado	49	Chief Business Officer and Chief Financial Officer
Lynn Seely, M.D.	54	Chief Medical Officer
Cheryl L. Cohen	47	Chief Commercial Officer
Jennifer J. Rhodes (1)	43	General Counsel, Chief Compliance Officer and Corporate Secretary

(1)	Jennifer Rhodes became an executive officer on March 26, 2013.

David T. Hung, M.D. Biographical information regarding Dr. Hung is set forth under “Proposal No. 1— Election of Directors.”

C. Patrick Machado. Mr. Machado has been our Chief Business Officer since December 2009 and our Chief Financial Officer since December 2004. Previously, Mr. Machado served as the Senior Vice President and Chief Financial Officer, and a member of the Board of Directors, of Medivation Neurology, Inc. from its inception in September 2003 through December 2004, when it became our wholly owned subsidiary by merger. From 1998 until 2001, Mr. Machado was employed by ProDuct Health, Inc., a privately held medical device company, as Vice President, Chief Financial Officer and General Counsel (1998-2000) and as Senior Vice President and Chief Financial Officer (2000-2001). From 2001 until 2002, Mr. Machado served as a consultant to Cytyc Corporation to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Mr. Machado received a J.D. from Harvard Law School and a B.A. and B.S. in German and Economics, respectively, from Santa Clara University.

Lynn Seely, M.D. Dr. Seely joined us as our Chief Medical Officer in March 2005. From September 2002 to March 2005, Dr. Seely served as Vice President of Clinical Development at Anesiva, Inc., formerly Corgentech Inc., a biomedical company. From 1996 through 2000, Dr. Seely served as an Associate Director of Clinical Development at Chiron Corporation, a biotechnology company. Dr. Seely served as Vice President of Clinical Development at ProDuct Health, Inc., a privately held medical device company, from 2000 to 2001. Dr. Seely subsequently served as Vice President of Clinical Development for Cytyc Health Corporation, a medical device company and subsidiary of Cytyc Corporation, a medical device company, from 2001 to 2002, where she assisted with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Dr. Seely received an M.D. from the University of Oklahoma College of Medicine and completed her residency in internal medicine at Yale-New Haven Hospital.

Cheryl L. Cohen. Ms. Cohen was appointed Chief Commercial Officer in September 2011. From September 2008 to September 2011, Ms. Cohen was president of CLC Consulting, a pharmaceutical and biotechnology consulting firm specializing in new product start-up and commercialization, where she was responsible for building strategic and tactical plans to ensure successful launches. From November 2001 to September 2008 she served as the vice president, strategic commercial group, of Health Care Systems, Inc., a Johnson & Johnson company accountable for managed markets, contracting and supply chain, where she was directly responsible for access of Johnson & Johnson products within one of the largest health plans in the country. From 1998 to 2007, she worked at Centocor, Inc., a Johnson & Johnson company, in a variety of senior sales roles including vice president, rheumatology franchise, with direct responsibility for the $1+ billion per year Remicade® U.S. rheumatoid arthritis business and its 170-person sales and marketing team. Ms. Cohen began her career at Solvay Pharmaceuticals in a variety of sales positions. She received her B.A. from Saint Joseph College.

Jennifer J. Rhodes. Ms. Rhodes joined Medivation in June 2012 as our General Counsel, and was appointed Chief Compliance Officer in July 2012 and Corporate Secretary in April 2013. Between May 2006 and June 2012, Ms. Rhodes was an Assistant General Counsel at Pfizer Inc. where she supported the U.S. Primary Care Business and its Primary Care Medicines Development Group, and served as a legal product lead for Pfizer Inc.’s primary care medicines. Prior to joining Pfizer Inc., Ms. Rhodes was an associate in the regulatory law and international trade practice areas at Weil, Gotshal & Manges, LLP from October 2000 to April 2006. Between September 1998 and August 2000, Ms. Rhodes served as a law clerk for Chief Judge Gregory A. Carman on the United States Court of International Trade. Ms. Rhodes received a J.D. from Wake Forest University School of Law and a B.A. in Economics from Newcomb College of Tulane University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis discusses the compensation of the four persons who served as our executive officers during 2012, as set forth in the summary compensation table, subsequent tables and related disclosure in this Proxy Statement. Our compensation discussion and analysis describes our overall executive compensation philosophy, objectives and practices, as well as the Compensation Committee’s decisions and determinations regarding executive compensation for 2012 and 2013.

Executive Summary

The Compensation Committee believes that our executive compensation program is (1) appropriately designed to achieve its pre-established objectives, (2) reasonable in light of the executive compensation programs of our peer group companies, and (3) responsible in that it both encourages our executive officers to work for meaningful stockholder returns and reflects a pay-for-performance philosophy, without encouraging our executive officers to assume excessive risks.

The highlights of our company performance for 2012 include:

•

We presented positive results from our Phase 3 AFFIRM trial in a podium presentation at the 2012 Genitourinary Cancers Symposium. In this trial, which enrolled approximately 1,200 men with metastatic castration-resistant prostate cancer who have previously received docetaxel, or post-chemotherapy mCRPC, patients taking XTANDI lived for a median of 4.8 months longer than those taking placebo (18.4 months versus 13.6 months; p<0.0001).

•	The results of our Phase 3 AFFIRM trial were published in The New England Journal of Medicine.

•

The FDA approved our application to market XTANDI in the U.S. to treat men with post-chemotherapy mCRPC, and we and our collaboration partner, Astellas Pharma Inc., or Astellas, launched XTANDI in the U.S. for this indication.

•

The regulatory authorities in Europe, South Korea, Canada, and Brazil began reviewing marketing applications seeking approval to commercialize enzalutamide to treat post-chemotherapy mCRPC in those jurisdictions.

•

We completed enrollment in our Phase 3 PREVAIL trial, which is evaluating enzalutamide versus placebo in 1,717 men with mCRPC who have not yet received chemotherapy, or pre-chemotherapy mCRPC. PREVAIL has co-primary endpoints of overall survival and progression-free survival.

•	We initiated clinical development of enzalutamide in breast cancer.

•

We and our former collaboration partner, Pfizer, Inc., or Pfizer, discontinued development of our former product candidate dimebon for all indications following negative Phase 3 results in both Alzheimer’s disease and Huntington disease.

The highlights of our executive compensation program for 2012 include:

•

Our Chief Executive Officer, Dr. Hung, beneficially owns 4.9% of our common stock, based on shares outstanding on March 15, 2013, which significantly aligns his interests with those of our stockholders.

•

We benchmark the compensation of our executive officers against similarly positioned executive officers based on the data from our peer group, which peer group is periodically reviewed and updated by our Compensation Committee.

•	For 2012: 91% of Dr. Hung’s target total direct compensation (i.e., 2012 base salary, target bonus opportunity for 2012, 2012 stock options, re-measurement of SARs due to settlement conversion from cash to stock, and 2012 RSUs) was performance-based (that is, dependent upon the achievement of pre-established corporate performance objectives or an increase in our stock price over the vesting period of the equity awards); 83% of the target total direct compensation of our Chief Business Officer and Chief Financial Officer, Mr. Machado was performance-based; 83% of the target total direct compensation of our Chief Medical Officer, Dr. Seely, was performance-based; and 83% of the target total direct compensation of our Chief Commercial Officer, Ms. Cohen, was performance-based.

•

We offer reasonable and customary change of control and severance benefits to our executive officers, with cash severance payments under these agreements not exceeding twice the executive’s annual base salary at the time of termination. We do not provide excise tax reimbursements or “gross-ups” to our executive officers with respect to benefits received in connection with a change of control or termination.

•

In line with our pay-for-performance philosophy, we do not maintain employment agreements with our executive officers that contain multi-year guarantees for salary increases, non-performance based guaranteed bonuses or guaranteed equity compensation.

•

We provide very few executive fringe benefits. We do not offer access to car allowances, personal security, financial planning advice, tax preparation services or club memberships, and perquisites and benefits offered to our executive officers do not generally differ from those which are provided on a broad basis to our employees.

Effect of Advisory Votes

At our 2011 Annual Meeting of Stockholders, our stockholders expressed a strong desire to have an advisory vote on executive compensation, commonly referred to as a “say-on-pay” vote, each year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually, and holding an annual say-on-pay vote provides us with more direct and immediate feedback on our compensation philosophies and programs . As a result, our Board has determined to hold a say-on-pay vote annually. The Board and the Compensation Committee value the opinions of our stockholders and intend to continue to hold annual say-on-pay votes until at least the next time our stockholders vote, on an advisory basis, as to what frequency they would like us to hold such votes.

We conducted our first say-on-pay vote two years ago at our 2011 Annual Meeting of Stockholders. At that meeting our stockholders approved, on an advisory basis, our executive compensation with a vote of 79% in favor. Our Board and the Compensation Committee took the 79% favorable vote in 2011 into account in determining executive compensation for 2012. At our 2012 Annual Meeting of Stockholders, our stockholders again approved, on an advisory basis, the compensation of our executive officers, this time with a vote of 99% in favor. Our Board and the Compensation Committee consider the 99% favorable vote in 2012 as a strong endorsement of our 2011 and 2012 executive compensation programs and our compensation philosophies.

Compensation Philosophy and Pre-established Objectives; Elements of Compensation

The goals of our executive compensation program are to align our executive officers’ compensation with our pre-established business objectives and the interests of our stockholders, to incentivize our executive officers, to reward our executive officers when we achieve success, and to reflect the teamwork philosophy of our executive management team. Specifically, we have created an executive compensation program that combines short- and long-term components, cash and equity, and fixed and contingent payments, in proportions that we believe are the most appropriate to incentivize and reward our executive officers for achieving our pre-established objectives. Our executive compensation program is also intended (1) to make us competitive in the San Francisco Bay and Chicago areas (where our offices are located) and in the pharmaceutical and biotechnology industries, in both cases in which there is significant competition for talented employees, and

(2) to be fair relative to other professionals within our organization. We believe that we must provide competitive compensation packages to attract and retain executive officers and to help our executive management function as a stable team, enhancing stockholder value over the longer term.

As discussed in further detail below, our executive compensation program consists of the following three principal components:

•

Base Salary. We provide base salary as a fixed source of compensation for our executive officers for the services they provide to us during the year. The base salary rate for our executive officers is set each year, effective January 1 of the following year.

•

Bonus. We maintain an annual bonus plan under which bonuses may be paid to our executive officers annually to align executive performance with the near-term financial interests of our stockholders. Bonuses are awarded at the discretion of our Compensation Committee, based primarily on our performance in meeting our pre-established corporate objectives for that year. Through 2012, the annual bonuses were paid at the end of each year. We plan to pay the annual bonuses to our executive officers in March of the subsequent year starting with bonuses earned for performance in 2013. In other words, bonuses, if any, awarded for 2013 performance would be paid in March 2014.

•	Annual Equity Awards. Our executive officers receive annual equity awards as long-term incentives so that a significant portion of their total compensation is linked to our long-term success.

We set our compensation largely by benchmarking to the compensation paid by peer companies. The peer group of companies considered in the determination of our executive officer compensation is reviewed annually by our Compensation Committee, with guidance from a compensation consultant, and revised to further our goal that the group fairly reflect the market in which we compete for talented executive officers. For our executive officers, the group of peer companies used in compensation determinations made in the fourth quarter of 2011, which established 2011 equity grants, 2012 base salaries, 2012 target bonuses and our 2012 Bonus Plan, were companies that generally met the following criteria recommended by Lapis Group and selected by our Compensation Committee: publicly traded life sciences companies with a focus on oncology and/or neurology with commercial revenues up to $750 million and a market capitalization in a range from approximately 0.5x to 3x our market capitalization in December 2011 when the peer group was approved by our Compensation Committee. The 21 companies in this peer group, which are set forth below, had 2010 revenues ranging from $14 million to $680 million, with a median of $191 million; market capitalizations on November 29, 2011 ranging from $500 million to $4.9 billion with a median of $1.5 billion; and employee headcounts ranging from 100 to 1,500, with a median of 390.

As discussed in more detail below, in May 2012 the Compensation Committee determined to engage Radford, an Aon Hewitt Company, as its compensation consultant. For our executive officers, the group of peer companies considered by the Compensation Committee in compensation determinations made in the fourth quarter of 2012, which established 2012 equity grants, 2013 base salaries, 2013 target bonuses and our 2013 Bonus Plan, were companies that generally met the following criteria recommended by Radford and selected by our Compensation Committee: commercial U.S. life sciences companies that are publicly held with revenues up to $500 million and a market capitalization in a range from approximately 0.3x to 3x our market capitalization in October 2012 when the peer group was approved by our Compensation Committee. The 18 companies in this peer group, which are set forth below, had trailing 12-month revenues ranging from $26 million to $2.1 billion, with a median of $369 million; market capitalizations on November 23, 2012 ranging from $699 million to $17.0 billion, with a median of $2.5 billion; and employee headcounts ranging from 150 to 2,000, with a median of 427. Our market capitalization and employee headcount more than doubled between December 2011 and October 2012.

For compensation determinations made in the fourth quarter of 2011 establishing 2012 executive compensation, our Compensation Committee determined that it was appropriate to target total direct compensation of our executive officers within the top third of the applicable peer group and provide the opportunity to achieve total compensation, when targeted levels of performance are achieved or exceeded, at or above the 75th percentile of our peer group. The Compensation Committee determined that these targets are appropriate for the following reasons: (1) the nature of our business requires a highly skilled employee group with educational backgrounds and experience that are in short supply; (2) we are competing for this limited pool of highly skilled employees with many other pharmaceutical and biotechnology companies, many of which are much larger and more established than we are; (3) given our business model of identifying early stage technologies and developing them quickly and cost-effectively, we expect our employees to perform at very high levels and in a very lean and efficient manner; and (4) to provide the Compensation Committee with greater flexibility in making annual compensation decisions, including allocating compensation among the various components, based on our business performance and long-term value creation opportunities. To achieve our desired positioning, the Compensation Committee targets total cash compensation (base salary plus target bonus opportunity) to the 75th percentile. Equity awards, which are made in the fourth quarter of each year, are then granted at a level that, when combined with target total cash compensation for the upcoming year, targets the applicable percentile of our peer group, as described above.

Process for Setting Executive Officer Compensation

Our Compensation Committee reviews and oversees our compensation policies, plans and programs and reviews and determines the compensation to be paid to our executive officers. Our Compensation Committee only votes on specific compensation for the executive officers. The Compensation Committee operates pursuant to a charter that outlines its specific authority and responsibilities. The charter is periodically reviewed and revised by our Compensation Committee and our Board and is available on our website at www.medivation.com.

Our Compensation Committee generally holds a minimum of one scheduled meeting during the year. Generally, the Compensation Committee meets in the fourth quarter of each year, to review executive compensation recommendations made by management regarding base salaries, the annual incentive bonus program, and the equity award guidelines. Based in part on input from a compensation consultant engaged by the Compensation Committee, the Compensation Committee considers whether to make any adjustments to these components of executive compensation for the following year. In addition, at this meeting, the Compensation Committee determines the size of the total bonus pool under our annual incentive bonus program based primarily on our Compensation Committee’s determination of our success in achieving our pre-established corporate objectives for the year, reviews executive officer performance and contributions to the achievement of our corporate objectives, approves the bonuses and annual equity awards for each executive officer for the current year, and any adjustments to executive officers’ base salary and bonus targets and the corporate goals for the subsequent year under the annual incentive bonus program.

In making its executive compensation determinations, the Compensation Committee considers recommendations from our Chief Executive Officer. While our Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not recommend or participate in determining his own compensation. In making his recommendations, our Chief Executive Officer receives input from our human resources department and has access to various third-party compensation surveys and compensation data, including Radford Global Sales Survey, Radford Global Life Sciences Survey, Radford Benefits Survey (U.S.). A summary of such third-party compensation surveys was also received and reviewed by our Compensation Committee. Our other executive officers also participate in Compensation Committee meetings, but not in the portions of any meetings during which decisions are made regarding executive officer compensation.

As described below, for purposes of setting 2012 base salaries and bonus opportunity (which were set in the fourth quarter of 2011), our Compensation Committee received competitive compensation data and input from Lapis Group, a compensation consulting firm engaged by the Compensation Committee. Our Compensation Committee selected Lapis Group in September 2008 based on the significant experience of its principals with the compensation, benefits and employment issues relevant to early stage biotechnology companies. We paid Lapis Group a total of $153,857 for its services in 2011 and approximately $94,356 for its services in 2012.

In May 2012, the Compensation Committee determined that the significant changes in our circumstances, particularly those relating to the potential FDA approval and commercial launch of our first drug candidate, made it desirable to obtain the advice of a compensation consultant with greater resources and a global platform. The Compensation Committee engaged Radford as its compensation consultant. Our Compensation Committee selected Radford based on its recognized status as a leading global provider of compensation intelligence and consulting services to companies in the technology and life sciences sectors. Before engaging Radford, for purposes of minimizing any potential conflicts of interest, the Compensation Committee confirmed that Radford had not previously performed any services for Medivation and directed our executive officers and Radford that Radford’s only Medivation-related engagement would be its engagement by the Compensation Committee. In 2012, Radford provided competitive compensation data and input on the 2012 equity awards and the 2013 base salaries and bonus opportunity for executive officers. Among other things, Radford provided competitive compensation data for purposes of benchmarking our equity grant values and targets, our bonus targets and structure, our total direct compensation, our target incentive opportunities and our base salaries and target total cash compensation. In addition, in January 2013, Radford performed a study of our compensation policies for directors in comparison to the director compensation policies of the companies in our peer group used in the determination of our executive officer compensation. We paid Radford a total of $62,513 for its services in 2012.

Lapis Group in 2011 and Radford in 2012 met with our executive officers for purposes of gathering information on compensation proposals that management intended to recommend to the Compensation Committee, but each of our consultants developed its recommendations regarding specific compensation levels independently of our executive officers’ recommendations and provided its recommendations directly to the Compensation Committee. Our Chief Executive Officer was not present during Lapis Group’s or Radford’s presentations to the Compensation Committee regarding his compensation, and none of the other executive officers were present during Lapis Group’s or Radford’s presentations to the Compensation Committee regarding the compensation of any executive officer.

Peer Group Companies

For executive officer compensation decisions made in the fourth quarter of 2011 (base salaries for 2012, bonus opportunity for 2012, and equity awards for 2011), the Compensation Committee reviewed peer group companies based on the criteria noted above and our then-current circumstances, and determined that the following peer group of companies would be used for benchmarking purposes:

Acorda Therapeutics	Halozyme Therapeutics	Nektar Therapeutics
Amylin Pharmaceuticals	Human Genome Sciences	Onyx Pharmaceuticals
ARIAD Pharmaceuticals	Incyte Corporation	Questcor Pharmaceuticals
Biomarin Pharmaceutical	Intermune	Regeneron Pharmaceuticals
Cubist Pharmaceuticals	Jazz Pharmaceuticals	Salix Pharmaceuticals
Dendreon	Medicines	Seattle Genetics
Exelixis	Myriad Genetics	United Therapeutics

For executive officer compensation decisions made in the fourth quarter of 2012 (base salaries for 2013, bonus opportunity for 2013, and equity awards for 2012), the Compensation Committee reviewed peer group companies based on the criteria noted above and our then-current circumstances, and determined that the following peer group of companies would be used for benchmarking purposes:

Acorda Therapeutics	Incyte Corporation	Salix Pharmaceuticals
ARIAD Pharmaceuticals	Jazz Pharmaceuticals	Seattle Genetics
Auxilium Pharmaceuticals	Nektar Therapeutics	Theravance
BioMarin Pharmaceutical	Onyx Pharmaceuticals	United Therapeutics
Cubist Pharmaceuticals	Questcor Pharmaceuticals	Vertex Pharmaceuticals
Exelixis	Regeneron Pharmaceuticals	ViroPharma

Lapis Group and Radford gathered data on the compensation practices of the companies in our peer groups through searches of publicly available information, including SEC filings. Peer group data was gathered with respect to, among other things, base salary, bonus targets and equity awards.

Executive Compensation Program

Our executive compensation program generally consists of three principal components: base salary, annual bonuses (if approved by our Compensation Committee) and long-term equity compensation. We also offer to our executive officers certain cash severance and change of control benefits, which were negotiated with Drs. Hung and Seely and Mr. Machado in 2009 and with Ms. Cohen in connection with her hiring in 2011. Finally, we offer to our executive officers participation (with all other eligible employees) in our 401(k) plan and other benefits generally available to all employees. Each component of compensation is evaluated based on the factors discussed below.

Base Salary

Base salary is the primary fixed compensation element in our executive pay program which is intended to attract and retain executive officers capable of fulfilling our strategic business objectives. Our Compensation Committee believes that base salaries should reflect the job responsibilities, experience and skill level of the executive officer, and pay level (as determined by reference to total compensation) comparable to similar positions at companies in our peer group, as well as internal pay equity with respect to the rest of the executive team.

Annual Incentive Bonus Program

Our annual incentive bonus program is an “at-risk,” contingent compensation arrangement designed to incent our executive officers (as well as all our employees) to work toward the achievement of key operational goals that we believe will provide the foundation for creating longer-term stockholder value and to reward them to the extent those goals are achieved. Each year, generally in the fourth quarter, our Compensation Committee approves target bonus levels for the upcoming year, expressed as a percentage of base salary, for each of our employees, including our executive officers. Target bonus levels for our executive officers are determined with reference to the peer group companies, and those for our other employees are determined with reference to publicly available databases, with the objective of targeting total cash compensation (base salary plus target bonus opportunity) at the 75th percentile of the applicable peer group for our non-executive employees and executive officers. Bonus payments are not guaranteed, but are payable only in the discretion of our Compensation Committee.

Our Compensation Committee also approves annually, generally at the time it approves the related target bonus levels, corporate performance objectives for the ensuing year. Since we did not have commercial operations prior to September 2012, the corporate objectives approved by our Compensation Committee prior to the fourth quarter of 2012 have generally focused on the achievement of specified pre-clinical and clinical development objectives, regulatory goals, business development and financing objectives, and satisfactory audit results. Historically, our Compensation Committee has set aggressive corporate objectives beyond those that could reasonably be expected to be obtained given the high level of risk inherent in the drug development industry. Our Compensation Committee determines annually, generally in the fourth quarter of each year, whether to pay bonuses for that year. If it determines that we met our corporate objectives for that year, and that payment of bonuses is appropriate based on performance, the Compensation Committee also determines, in its discretion, the specific bonuses payable to our executive officers and the bonus pool available for payment of bonuses to our other employees. In setting the bonus payment and bonus pool levels, the primary criterion is the extent to which the pre-established corporate objectives for that year have been achieved. The actual bonus payable in any given year, if any, may be more or less than the target, depending primarily on the achievement of our corporate objectives. In setting bonus payments for executive officers, the Compensation Committee may also consider as a secondary factor its general, subjective assessment of the executive officer’s performance during the year and the executive officer’s contributions to the achievement of our corporate objectives for the year. In this regard, although our non-executive employees are assigned pre-established individual performance objectives, our executive officers are not, reflecting the Compensation Committee’s determination that each of our executive officers is responsible for contributing to the achievement of all of our corporate objectives for the year. Non-executive employees, on the other hand, generally have relatively less ability to impact achievement of our corporate objectives. In considering bonuses for executive officers other than our Chief Executive Officer, the Compensation Committee also considers the input of our Chief Executive Officer on the performance of the applicable executive officer.

The Compensation Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

We have not historically paid any significant signing or promotion bonuses to our executive officers. We also have not guaranteed bonuses to our executive officers.

Equity Compensation

Equity compensation represents the largest at-risk component of our executive officer compensation program. We believe this is appropriate to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our common stock through the grant of equity awards. In addition, the Compensation Committee believes that if our officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize long-term stockholder value instead of short-term gain.

Our Compensation Committee approves (or recommends to the Board for approval) all equity grants to our executive officers at the date of the last Compensation Committee and Board meeting of each year. Our Compensation Committee and our Board selected the date of the last Compensation Committee and Board meeting of each year as the date to approve the year’s annual equity grants because it coincides with our Compensation Committee’s and Board’s review of performance during the year and the approval of other components of executive compensation (e.g., base salary increases and target bonus opportunity for the upcoming year, and bonus payments for that year). Further, our Compensation Committee and our Board believe that the timing of these meetings provides adequate time for our Compensation Committee and Board to ask questions of the Chief Executive Officer regarding his recommendations for the other executive officers and to carefully deliberate regarding the Chief Executive Officer’s compensation for the current year. Equity grants to our executive officers reflect the Compensation Committee’s view that the level of equity awards should generally be consistent among our executive officer group, while at the same time recognizing the importance of our Chief Executive Officer’s role as compared to our other executive officers.

Prior to 2010, our practice was to use stock options as the only form of equity compensation awarded to our executive officers. In 2010, we began granting a combination of stock options and RSUs to our executive officers, in part because RSUs use fewer shares than stock options, resulting in less dilution and a lower number of shares from our employee equity award pool, and in part because the Compensation Committee determined that companies in our peer group were increasingly granting full value awards such as RSUs and, therefore, RSUs would need to be part of a competitive compensation package to attract and retain highly qualified executive officers. In this regard, while both stock options and RSUs enable our executive officers to benefit, like stockholders, from any increases in the value of our stock, stock options deliver future value only if the value of our stock increases above the exercise price. In contrast, RSUs deliver fully paid shares of our stock upon vesting, so they retain some retention value even if our stock price declines or remains unchanged after the RSU is granted. Each RSU represents a right to receive one share of our common stock following vesting and vests based on continued service with the company.

In 2011, due to our particular circumstances at that time, the Compensation Committee granted our executive officers annual equity awards consisting of a combination of SARs and performance shares instead of stock options and RSUs. We used SARs instead of stock options in order to make more effective use of the limited number of shares remaining in our employee equity award pool in late 2011. The SARS granted in 2011 were the economic equivalent of stock options, except that they could be settled only in cash unless and until our stockholders approved an increase in the number of shares available under our equity incentive plan, after which they could be settled only in shares of common stock. As a result, by granting SARS instead of stock options to our executive officers, we were able to maintain sufficient shares in our equity award pool to continue granting stock options to lower level employees and critical new hires pending stockholder approval of an increase in the pool. At our 2012 Annual Meeting of Stockholders, our stockholders approved an increase in our equity award pool, and, as a result, the settlement of the SARs converted from cash settlement to stock settlement.

We used performance shares instead of RSUs in 2011 in order to tie the vesting of these awards directly to the achievement of corporate objectives that, in the view of the Compensation Committee, would have a pivotal impact on the future value of our company and its stock: the regulatory approval and commercial launch of one or both of the drug candidates that were then in Phase 3 clinical trials. Our Compensation Committee believed that, under the circumstances we faced in late 2011, the performance-based vesting of performance shares provided a better alignment of interests between our executive officers and our stockholders and a more sensible incentive and reward structure than the time-based vesting of RSUs.

In July 2012, our stockholders approved an increase of 3.6 million shares (on a post-split basis) in our equity incentive plan, and in September 2012, we launched our first commercial product following FDA approval the previous month. The equity award pool increase provided the Compensation Committee renewed flexibility in granting stock options and other share-based equity awards, and the commercial launch significantly changed our company’s profile such that the factors that led the Compensation Committee to utilize performance shares in 2011 were no longer present. Accordingly, in the fourth quarter of 2012, the Compensation Committee returned to the practice of granting our executive officers a combination of stock options and RSUs.

Our stock options and SARs generally vest ratably over a four-year period (the first one-fourth of the shares covered by an option or SAR vests one year from the grant date and an additional one-forty-eighth of the shares vests each month thereafter until fully vested), and RSUs generally vest ratably over a three-year period. We believe these vesting schedules are appropriate and encourage retention of our executive officers, as individuals must remain employed for at least one year before they can potentially realize any value and must remain with us a total of three to four years to realize the maximum value of any individual grant. These vesting schedules are typical of our peer companies.

Severance and Change of Control Benefits

We entered into change of control or severance benefits agreements with Drs. Hung and Seely and Mr. Machado in 2009, and Ms. Cohen in 2011, providing for certain cash severance and change of control benefits, the terms of which are described in more detail under the heading “Executive Compensation—Potential Payments Upon Termination or Change of Control.” The Compensation Committee believes that these severance and change of control benefits agreements are an important element of our executive compensation and retention program. With respect to change of control benefits under these agreements, we provide cash severance compensation if an executive officer is terminated in connection with a change of control transaction to further promote the ability of our executive officers to act in the best interests of our stockholders, despite the possibility of their termination as a result of the transaction.

In the case of our Chief Commercial Officer, Ms. Cohen, we agreed to provide Ms. Cohen certain severance payments in the event she were to be terminated in connection with a negative readout of our AFFIRM trial. This provision resulted from negotiations with Ms. Cohen leading to her joining Medivation in September 2011. The terms of these additional severance benefits are described in more detail under the heading “Executive Compensation—Potential Payments upon Termination or Change of Control.” However, we subsequently announced positive results from the AFFIRM trial and, accordingly, Ms. Cohen will not be entitled to such severance payments under this provision in the event of her termination.

Under our 2004 Equity Incentive Plan, or 2004 Plan, immediately prior to a change of control, the vesting of all equity awards accelerates and all such awards become fully exercisable and/or payable , and all forfeiture restrictions on such equity awards lapse. The acceleration of equity vesting on a change of control is designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity awards at the time of the transaction constituting the change of control. This “single-trigger” vesting acceleration approach recognizes that a change of control often causes significant disruption or change in employment relationships and thus treats all Medivation employees the same regardless of their employment status after the transaction. The Compensation Committee believes that, given the risks associated with the biopharmaceutical industry and the increasing frequency of acquisitions in the industry, severance and change of control protection is necessary to attract and retain qualified executive officers.

Benefits and Perquisites

We offer health care coverage and life insurance to our employees, including our executive officers. Depending upon the level of health care coverage that employees elected, they could receive cash payments on a monthly basis equal to the difference between the maximum family coverage and the coverage that they elected to have until January 1, 2012. Effective January 1, 2012, we ceased the cash payment in lieu of health care coverage. For 2011, Drs. Hung and Seely each elected to have no coverage under our health care coverage and instead each received cash payments from Medivation in the aggregate amount of $14,520. Mr. Machado and Ms. Cohen did not receive health care cash payments from Medivation in 2011.

We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all employees are eligible to contribute up to the maximum amount allowed by applicable Internal Revenue Service restrictions. Beginning in fiscal year 2009, we provided a discretionary company match for all employee contributions, including those of our executive officers, on a dollar-for-dollar basis for the first 3% of wages or bonuses contributed by the employee in any calendar year and $0.50 per dollar contributed on the next 2% of wages or bonuses contributed by the employee in such calendar year. We do not provide defined benefit pension plans or defined contribution retirement plans to our executive officers or other employees other than the 401(k) Plan.

We also offer a number of other benefits to our executive officers that are available to our employees generally, such as medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational assistance, employee assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive for employee talent, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty to Medivation. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving financial retirement goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive officer’s total compensation or equity award package.

From time to time, we may offer certain perquisites and benefits to our executive officers not offered to the general employee population.

Tax and Accounting Considerations

Section 162(m) of the Code generally provides that a publicly held company may not deduct compensation paid to certain of its top executive officers to the extent that the compensation paid to any such officer exceeds $1 million in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million deduction limit. We are mindful of the benefit to Medivation and our stockholders of the full deductibility of compensation and have taken steps so that awards may be granted under our equity compensation program in a manner that complies with the Section 162(m) requirements, including periodically seeking approval of terms and conditions set forth in the 2004 Plan that permit us to grant awards that qualify as “performance-based compensation”. Our Compensation Committee nevertheless retains the discretion to provide compensation that potentially may not be fully deductible to reward performance to enhance retention, or to otherwise further our compensation objectives, consistent with our compensation philosophies. For example, in order to enhance its flexibility in setting our executive officers’ annual cash bonuses so as to achieve the objectives of the cash bonus program, the Committee retains substantial discretion over the amounts of those bonuses. The Compensation Committee believes the benefits provided by this approach outweigh the negative consequences of any nondeductibility of cash compensation that may result from it. The bonuses paid in 2012 were not intended to meet the requirements of Section 162(m) of the Code.

In accordance with U.S. generally accepted accounting principles, stock-based compensation cost is measured at the grant date or re-measurement date if applicable, based on the estimated fair value of the awards, and is recognized as an expense over the requisite employee service period (which is generally the vesting period of the award) or based upon the probability of attaining the pre-established corporate performance objectives in its case of performance share awards. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

2012 Compensation for the Executive Officers

Base Salary and Annual Incentive Bonus Program

In the fourth quarter of 2011, our Compensation Committee reviewed and updated the peer group of companies to be used for our compensation benchmarking purposes, pursuant to the methodology described above. It then evaluated, with input from Lapis Group, the 2011 base salaries and target bonus opportunities of our executive officers. The specific combination of base salary and target bonus opportunity for each executive officer was chosen primarily to target that officer’s total cash compensation within the top third of the applicable peer group, with the opportunity to achieve total compensation, when targeted levels of performance are achieved or exceeded, at or above the 75th percentile of our peer group. Based on this benchmarking process, the Committee deemed it appropriate to increase our executive officers’ base salaries, other than for Ms. Cohen, and target bonus opportunities for 2012. However, because the Compensation Committee continues to believe that a larger component of overall compensation for our executive officers should be “at risk,” the Compensation Committee approved a lower percentage increase for 2012 base salaries than target bonus levels for 2012. The Compensation Committee did not increase Ms. Cohen’s base salary for 2012 because, as a result of her recent hire, it determined her current base salary to be at the appropriate level. The Compensation Committee set 2012 base salaries and target bonus opportunities for our executive officers, based on the reasons set for the above, at the following levels (with comparisons to the prior year):

Name	2012 Base Salary ($)	Percentage Increase from Prior Year (%)	2012 Bonus Target (% of 2012 Base Salary)	Increase from 2011 Bonus Target Percentage (%)
Dr. Hung	$725,000	5.3%	80%	23%
Mr. Machado	464,200	7.0	60	20
Dr. Seely	464,200	4.0	60	20
Ms. Cohen	425,000	—	60	20

Analysis provided to our Compensation Committee by Lapis Group indicated that these base salaries and target bonus percentages resulted in 2012 target total cash compensation (base salary plus target bonus) that, in comparison to the compensation of comparable officers of the peer group companies as reported in their then most recent proxy statements, was slightly less than the 75th percentile for Dr. Hung and Ms. Cohen and slightly more than the 75th percentile for Mr. Machado and Dr. Seely.

Bonus Awards

The Compensation Committee made its 2012 bonus award decisions in the fourth quarter of 2012. In making bonus award decisions for any given year, the Compensation Committee considers primarily the extent to which the pre-established corporate performance objectives for that year have been achieved. In setting the corporate objectives for 2012, the Compensation Committee determined to set pre-established weightings for each corporate objective, consistent with the 2011 bonus structure, to add greater objectivity to the process of determining bonus awards. Thus, in making its bonus award determinations, the Compensation Committee considers the extent to which the corporate objectives were achieved, and the weightings assigned to the objectives that were achieved as compared to the weightings of any objectives that were not achieved. However, the Compensation Committee is not bound by the pre-established target weightings and, as a result, the percentage of the target bonus paid in any given year may be either more or less than the percentage of the total corporate objectives for that year that were actually achieved, particularly since the Compensation Committee may also consider as a secondary factor its general, subjective assessment of the executive officer’s performance during the year and the executive officer’s contributions to the achievement of the corporate objectives for the year. For 2012, the corporate performance objectives and their respective weightings set by the Compensation Committee were:

•	XTANDI NDA filed by June 30, 2012 (base case), or April 30, 2012 (upside case) (25%).

•	XTANDI available for sale within five months after NDA filing (25%).

•	All sales representatives and sales management hired within three months after NDA filing (25%).

•	Complete enrollment of Phase 3 PREVAIL trial of enzalutamide by September 30, 2012 (base case) or June 30, 2012 (upside case) (10%).

•	Initiate four MDV3100 Phase 4 prostate cancer studies (10%).

•	Accrue 15 patients in Phase 2 MDV3100 breast cancer study (10%).

The Compensation Committee also approved an additional corporate performance objective the non-achievement of which would not negatively impact its determination of bonus awards, or the Upside-only Objective, which was the reporting of positive results from our CONCERT clinical trial of dimebon for Alzheimer’s Disease. The Upside-only Objective was not assigned a pre-established weighting.

The Compensation Committee determined that we met all of our corporate performance objectives in 2012 and, in the case of XTANDI and PREVAIL related metrics, substantially exceeded expectations. Specifically, XTANDI was approved by the FDA to treat post-chemotherapy mCRPC and launched in the United States for that indication in the third quarter of 2012, which was one quarter earlier than expected; and patient enrollment in PREVAIL was completed in May 2012, which was earlier than even the upside case scenario. The Upside-only Objective was not achieved, as the results of the CONCERT clinical trial were negative and we discontinued development work on dimebon in 2012. Based on these achievements, the Compensation Committee approved 2012 bonuses at 200% of the target bonus amounts for each of the executive officers, which amounts are set forth in the summary compensation table. The bonuses were not intended to meet the requirements of Section 162(m) of the Code.

Equity Awards

In December 2012, we granted stock options and RSUs to our executive officers under the 2004 Plan. The Compensation Committee’s determination to grant equity awards to our executive officers maintained its philosophy of aligning executive officer interests with those of our stockholders to achieve and sustain long-term stock price growth. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our common stock through the grant of equity awards.

As described above, equity compensation has historically represented the largest “at-risk” component of our executive compensation program, and our equity awards in 2012 reflected this philosophy. In determining the aggregate value of the stock options and RSUs granted to our executive officers in 2012, the Compensation Committee relied first on data provided by Radford regarding total compensation of comparable executive officers at the peer group companies to target equity awards at a level that, when combined with target total cash compensation for 2013, would be at or above the 75th percentile of our peer group if our performance goals are achieved or exceeded. Target total cash compensation for 2013 was also set at the Compensation Committee’s December 2012 meeting and is described below under “ —2013 Compensation for the Named Executive Officers.”

Following the Compensation Committee’s benchmarking determinations, the Compensation Committee then determined the mix of equity awards between options and RSUs by choosing to deliver the value of the equity awards 75% in stock options and 25% in RSUs. This decision reflected the Compensation Committee’s subjective view that our stockholders’ interests are best served by having our executive officers’ equity compensation weighted more heavily on stock options, which have value only to the extent our stock price appreciates after the grant date, than on RSUs, which have value even if our stock price declines after the grant date. The Compensation Committee’s determination with respect to the number of shares subject to options and RSUs granted to our executive officers in 2012 is set forth below, which determination also reflects the Compensation Committee’s view that the level of equity awards should be generally consistent among our executive officers other than our Chief Executive Officer given the importance of his role as compared to our other executive officers:

Name	Number of Shares Subject to 2012 Stock Options (#)	Number of Shares Subject to 2012 RSUs (#)
Dr. Hung	155,000	31,000
Mr. Machado	45,000	9,000
Dr. Seely	45,000	9,000
Ms. Cohen	45,000	9,000

Analysis provided to our Compensation Committee by Radford indicated that the value of these equity awards, in comparison to the equity awards of comparable officers of the peer group companies as reported in their then most recent proxy statements, was slightly less than the 75th percentile for Dr. Hung and more than the 75th percentile, but less than the 90th percentile, for Mr. Machado, Dr. Seely and Ms. Cohen.

Each of the options granted to our executive officers in 2012 vests over four years, with one-fourth of the shares subject to the option vesting on the first anniversary of the date of grant, and the remaining three-fourths of the shares vesting monthly over three years thereafter. The RSUs granted to our executive officers in 2012 vest over three years with one-third of the shares vesting on December 3 of each of the three years after the year that the grant is made. The exercise price of the options is equal to the fair market value of our common stock as determined in accordance with the 2004 Plan on the date of grant.

The Compensation Committee believes that the above-described equity awards, taken together with the executive officers’ prior equity positions, are consistent with providing each executive officer with an ongoing equity position in our company that is competitive with similarly situated executive officers at companies included in our peer group and that fosters an ownership culture focused on our long-term performance.

2013 Compensation for the Executive Officers

Base Salary and Annual Incentive Bonus Program

In the fourth quarter of 2012, our Compensation Committee reviewed and updated the peer group of companies to be used for our compensation benchmarking purposes, pursuant to the methodology described above. It then evaluated, with input from the Radford, the 2012 base salaries and target bonus opportunities of our executive officers. The specific combination of base salary and target bonus opportunity for each executive officer was chosen primarily to target that officer’s total cash compensation to be at the 75th percentile of our peer group. Based on this benchmarking process, the Compensation Committee determined to increase their base salaries for 2013 by approximately 3.5% and, other than with respect to Dr. Hung, to keep their respective target bonus as a percentage of salary at 60%. Analysis provided by Radford indicated that Dr. Hung’s total target cash compensation (salary plus target bonus), in comparison to the total target cash compensation of the Chief Executive Officers of the peer group companies as reported in their then most recent proxy statements, was competitive with the 50th percentile and well below the 75th percentile benchmark. The Compensation Committee determined to increase Dr. Hung’s target bonus as a percentage of salary from 80% to 100%, which Radford advised would bring his total target cash compensation to a level very close to the peer group’s 75th percentile.

The 2013 base salaries and target bonus opportunities for our executive officers, other than for Ms. Rhodes, who did not become an executive officer until March 2013, are set forth below.

2013 bonuses, if any, will be determined by our Compensation Committee in the first quarter of 2014. Our 2013 annual performance bonus payments, if any, will be based primarily on the achievement of the corporate performance goals approved by the Compensation Committee in December 2012. As was the case with our 2012 corporate objectives, our 2013 corporate objectives relate to pre-established key operational metrics, including clinical development, regulatory and commercial goals related to enzalutamide. As in 2012, the Compensation Committee again set pre-established weightings for each 2013 corporate objective.

2013 Executive Equity Compensation

The Compensation Committee reviews our equity compensation program, including a comparison against companies in our revised peer group and our philosophy with regard to granting equity awards in the fourth quarter of the year. Accordingly, the Compensation Committee has not determined equity awards for 2013.

2013 Executive Compensation Summary

As described above, in December 2012 the Compensation Committee and our Board approved 2013 base salaries and 2013 annual incentive target bonus percentages for the executive officers. Salary increases were made effective as of January 1, 2013. These decisions were based on the executive compensation philosophy principles discussed earlier in this discussion, including the peer company data and the advice of Radford described above regarding the compensation practices of our peer group companies. The following table summarizes our approved 2013 salaries and bonus targets for the executive officers appearing in the summary compensation table:

Name	2013 Base Salary ($)	Increase from 2012 Base Salary (%)	2013 Bonus Target (% of 2013 Base Salary)	Increase from 2012 Bonus Target Percentage (%)
Dr. Hung	$750,000	3.4%	100%	25.0%
Mr. Machado	480,400	3.5	60	0.0
Dr. Seely	480,400	3.5	60	0.0
Ms. Cohen	439,900	3.5	60	0.0

SUMMARY COMPENSATION

The following table shows for the years ended December 31, 2012, 2011 and 2010, compensation awarded to or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer, our two other executive officers at December 31, 2012. We refer to these executive officers as the “named executive officers” in this Proxy Statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (3)		Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)
David T. Hung, M.D.	2012	$725,000	$1,664,080		$5,173,667	(5)	$1,160,000	$12,837	$8,735,584
President, Chief Executive Officer (1)	2011	688,275	—	(4)	3,983,271		894,758	25,838	5,592,142
	2010	655,500	428,662		868,271		—	25,838	1,978,271

C. Patrick Machado	2012	464,200	483,120		1,542,636	(5)	557,000	10,990	3,057,946
Chief Business Officer and Chief Financial Officer	2011	433,650	—	(4)	1,660,690		433,650	10,790	2,538,780
	2010	413,000	214,325		434,136		—	16,405	1,077,866

Lynn Seely, M.D.	2012	464,200	483,120		1,542,636	(5)	557,000	11,518	3,058,474
Chief Medical Officer	2011	446,250	—	(4)	1,660,690		446,250	25,838	2,579,028
	2010	425,000	214,325		434,136		—	25,838	1,099,299

Cheryl L. Cohen	2012	425,000	483,120		1,451,647	(5)	510,000	10,990	2,880,757
Chief Commercial Officer (2)	2011	137,034	—	(4)	3,271,185		136,233	10,067	3,554,519

(1)	Dr. Hung is not compensated for his role as a director. The amount shown reflects compensation earned as an employee only.

(2)	Ms. Cohen joined Medivation in September 2011.

(3)	Represents the aggregate grant date fair value of stock option awards, RSUs, performance share awards (assuming the probable outcome of related performance conditions at threshold levels), and SARs, as applicable, granted or re-measured during the applicable year and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. For a discussion of the valuation of these awards, please see Note 2(o) to the Notes to Consolidated Financial Statements, “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2012. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the common stock underlying such awards.

(4)

As of the grant date and December 31, 2011, the achievement of the performance objectives was considered not “probable” of occurring. As a result, the grant date fair value of the performance share awards recorded for 2011 was $0. In 2012, the performance objectives related to XTANDI®, as described under “Compensation Discussion and Analysis—Executive Compensation Program—Equity Compensation” above, were achieved and the full number of shares related to the XTANDI performance share awards were earned. Given our decision to discontinue the development of dimebon in the first quarter of 2012, the dimebon tranche of performance shares have been cancelled. The 2011 grant date fair value of the performance share awards, assuming the highest level of achievement had been met, and the value of the awards earned representing the fair market value of the awards earned in 2012 in accordance with ASC 718 is as follows:

	Assuming the highest level of achievement at Grant Date in 2011		As earned in 2012
Name	Dimebon Performance Share Awards ($)	XTANDI Performance Share Awards ($)	Dimebon Performance Share Awards ($)	XTANDI Performance Share Awards ($)
Dr. Hung	$509,026	$1,018,101	$—	$1,018,101
Mr. Machado	169,155	338,261	—	338,261
Dr. Seely	169,155	338,261	—	338,261
Ms. Cohen	169,155	338,261	—	338,261

(5)	The settlement of certain SARs held by Dr. Hung, Mr. Machado, Dr. Seely and Ms. Cohen was changed from cash to stock in 2012, which resulted in incremental compensation expense in the following amounts: Dr. Hung, $320,744; Mr. Machado, $133,723; Dr. Seely, $133,723; and Ms. Cohen, $42,734. The share numbers in the table are on a post-split basis. The dollar amounts represent the value of incremental compensation expense upon settlement conversion from cash to stock in 2012, as well as the fair market value adjustment at each reporting period while the awards were cash-settled.

(6)	Represents amounts awarded to the named executive officers pursuant to our annual incentive bonus plan. For more information on our annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program—Annual Incentive Bonus Program” and “Compensation Discussion and Analysis—2012 Compensation for the Named Executive Officers—Bonus Awards.”

(7)	Amounts consisted of group term life insurance premiums paid by Medivation ($2,837 for Dr. Hung, $1,518 for Dr. Seely, $990 for each of Mr. Machado and Ms. Cohen) and employer matching contributions to our 401(k) Plan ($10,000 for each of Drs. Hung and Seely, Mr. Machado and Ms. Cohen for the year ended December 31, 2012).

GRANTS OF PLAN-BASED AWARDS

The following table shows for the year ended December 31, 2012, information regarding grants of plan-based awards to the named executive officers:

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Target ($)
Dr. Hung
2012 Bonus Plan	—		$580,000	—	—		—	—
2004 Plan	12/7/2012		—	31,000	—		—	$1,664,080
2004 Plan	12/17/2012		—	—	155,000		$54.86	4,852,923
2004 Plan		(3)	—	—	267,200	(3)	$24.40	320,744

Mr. Machado
2012 Bonus Plan	—		278,520	—	—		—	—
2004 Plan	12/7/2012		—	9,000	—		—	483,120
2004 Plan	12/17/2012		—	—	45,000		$54.86	1,408,913
2004 Plan		(3)	—	—	111,400	(3)	24.40	133,723

Dr. Seely
2012 Bonus Plan	—		278,520	—	—		—	—
2004 Plan	12/7/2012		—	9,000	—		—	483,120
2004 Plan	12/17/2012		—	—	45,000		$54.86	1,408,913
2004 Plan		(3)	—	—	111,400	(3)	24.40	133,723

Ms. Cohen
2012 Bonus Plan	—		255,000	—	—		—	—
2004 Plan	12/7/2012		—	9,000	—		—	483,120
2004 Plan	12/17/2012		—	—	45,000		$54.86	1,408,913
2004 Plan		(3)	—	—	35,600	(3)	24.40	42,734

(1)	The awards are subject to the discretion of the Board and therefore there are no minimum or maximum amounts. The dollar amounts in this column represent the target amounts of each named executive officer’s annual cash bonus award for the year ended December 31, 2012, pursuant to our annual incentive bonus plan. The actual cash bonus award earned for the year ended December 31, 2012, for each named executive officer is set forth in the Summary Compensation Table above. Accordingly, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2012. Target amounts represent 80% of 2012 base salary for Dr. Hung and 60% of 2012 base salary for each of the other named executive officers. For a description of our annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program—Annual Incentive Bonus Program” and “Compensation Discussion and Analysis—2012 Compensation for the Named Executive Officers—Bonus Awards.”

(2)	Represents the grant date fair value of each stock option and RSUs granted during the year ended December 31, 2012, calculated in accordance with ASC 718. For a discussion of the valuation of these awards, please see Note 2(o) “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	The settlement of certain SARs granted in 2011 and held by Dr. Hung, Mr. Machado, Dr. Seely and Ms. Cohen was changed from cash to stock in 2012, which resulted in incremental compensation expense. The share numbers in the table are on a post-split basis. The dollar amounts in the table represent the value of incremental compensation expense upon settlement conversion from cash to stock in 2012, as well as the fair market value adjustment at each reporting period while the awards were cash-settled.

COMPENSATION PLANS AND ARRANGEMENTS

Base Salaries

Base salary is the primary fixed compensation element in our executive compensation program. For more information regarding the base salaries we offer to our named executive officers, including with respect to determinations of the base salaries of our named executive officers for 2012, please see “Compensation Discussion and Analysis—Executive Compensation Program—Base Salary” and “Compensation Discussion and Analysis—2012 Compensation for the Named Executive Officers—Base Salaries.”

Annual Bonus Plans

We maintain an annual incentive bonus program designed to reward our executive officers (as well as all our employees) for the achievement of our corporate objectives for the prior year. For more information on our annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program—Annual Incentive Bonus Program” and “Compensation Discussion and Analysis—2012 Compensation for the Named Executive Officers—Bonus Awards.”

Equity Awards

As more fully described in “Compensation Discussion and Analysis” above, our standard practice before 2010 was to grant only stock options to our executive officers. In 2010, we began granting a combination of stock options and RSUs to our executive officers, and in 2011, the Compensation Committee elected to grant our executive officers a combination of SARs and performance share awards. In 2012, the Compensation Committee returned to the practice of granting our executive officers a combination of stock options and RSUs.

Stock options to executive officers under the 2004 Plan vest ratably over a four-year period (the first 1/4th vest one year from the grant date and 1/48th each month thereafter until fully vested). Each RSU granted under the 2004 Plan represents a right to receive one share of our common stock. In the event that one or more RSUs vest, we will deliver one share of our common stock for each RSU that has vested. RSUs generally vest ratably over a three-year period. Performance shares awards under the 2004 Plan are earned if the Compensation Committee determines that the pre-established corporate performance objectives for that year have been achieved. The vesting of equity awards under the 2004 Plan is subject to continued service with Medivation and accelerated vesting as described below.

Other additional permissible terms of the equity awards that we grant under the 2004 Plan are as follows:

•

Stock Option and SARs Term and Exercisability. The term of stock options and SARs granted under the 2004 Plan is generally 10 years (unless otherwise provided by the Board or the Compensation Committee). As a general matter, the vested portion of options and SARs granted to our named executive officers (and other employees) will expire 90 days after the named executive officer’s termination of service. Although the post-termination exercise period generally ends 90 days after the named executive officer’s termination of service, in termination situations involving the death or disability of the named executive officer, the post-termination exercise period is generally extended to one year following the named executive officer’s termination of service.

•

Stock Option Consideration. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option granted under the 2004 Plan may include: cash, interest-bearing promissory note, shares of stock held for longer than six months, or other property acceptable to the Board or the Compensation Committee.

•

Settlement of SARs. As a general matter, SARs granted under the 2004 Plan may be settled in cash, shares of common stock based on its fair market value on the date the SAR is exercised, or a combination of the two, as determined by the Compensation Committee.

•

Equity Award Transfers. Equity awards generally may not be sold, pledged, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and no right or interest of a participant in any award may be pledged, encumbered or hypothecated to or in favor of any party other than us or any of our subsidiaries, and no award may be subject to any lien, obligation or liability of a participant to any party other than us or any our subsidiaries. However, after the shares subject to a stock option or a SAR have been issued, and all restrictions applicable to the shares have lapsed, any interest in the shares may be assigned, hypothecated, donated, encumbered or otherwise disposed of, provided that any of these actions are in compliance with the provisions of the award and applicable securities laws. Similarly, after the shares subject to an RSU or a performance share award have been issued upon vesting, any interest in the shares may be assigned, hypothecated, donated, encumbered or otherwise disposed of, provided that any of these actions are in compliance with the provisions of the award and applicable securities laws. The Board or the Compensation Committee may allow awards other than incentive stock options to be transferable to certain permitted transferees (i.e., immediate family members for estate planning purposes). Incentive stock options are not transferable. If the Board or the Compensation Committee makes an award transferable, the award will contain additional terms and conditions as the Board or the Compensation Committee deems appropriate. Equity awards may in no event be transferred if the participant receives consideration in connection with the transfer.

•

Early Exercisability. The Board or the Compensation Committee may provide that an optionee may, at any time before the optionee’s status as an employee, member of the Board or consultant to Medivation terminates, exercise the option granted to the optionee in whole or in part prior to the full vesting of the option. However, shares of stock acquired upon exercise of an option which has not fully vested may be subject to any forfeiture, transfer or other restrictions as the Board or the Compensation Committee may determine in its sole discretion.

•

Change of Control. In the event of a change of control, as defined in the 2004 Plan, the vesting of all equity awards accelerates and all of the awards become fully exercisable and/or payable as applicable, and all forfeiture restrictions on the equity awards lapse immediately prior to the change of control.

Cash Severance Benefits

In January 2009, we entered into severance benefits agreements with Drs. Hung and Seely and Mr. Machado. In September 2011, we entered into a change of control severance benefit agreement with Ms. Cohen. The terms of these agreements, which are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” below, provide for cash severance and change of control benefits.

Additional Benefits

For a description of additional benefits we offer to our named executive officers, including health and welfare benefits and participation in our 401(k) Plan, please see “Compensation Discussion and Analysis—Executive Compensation Program—Benefits and Perquisites.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows for the year ended December 31, 2012, information regarding outstanding equity awards at fiscal year end for the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (8)
Dr. Hung	300,000	—		$5.88	10/31/2016	—		—
	440,000	—		10.59	10/1/2017	—		—
	300,000	—		9.39	10/31/2018	—		—
	281,250	93,750	(1)	17.28	12/15/2019	—		—
	99,999	100,001	(2)	6.74	12/15/2020	—		—
	66,800	200,400	(3)	24.40	12/9/2021	—		—
	—	155,000	(4)	54.86	12/17/2022
	—	—		—	—	22,227	(5)	$1,137,133
	—	—		—	—	31,000	(6)	1,585,960

Mr. Machado	207,294	—		10.59	10/1/2017	—		—
	136,696	—		9.39	10/31/2018	—		—
	99,000	33,000	(1)	17.28	12/15/2019	—		—
	4,167	50,001	(2)	6.74	12/15/2020	—		—
	27,850	83,550	(3)	24.40	12/9/2021	—		—
	—	45,000	(4)	54.86	12/17/2022	—		—
	—	—		—	—	11,113	(5)	568,541
	—	—		—	—	9,000	(6)	460,440
	—	—		—	—	—		—

Dr. Seely	200,000	—		10.59	10/1/2017	—		—
	70,000	—		9.39	10/31/2018	—		—
	61,000	47,000	(1)	17.28	12/15/2019	—		—
	24,999	50,001	(2)	6.74	12/15/2020	—		—
	27,850	83,550	(3)	24.40	12/9/2021	—		—
	—	45,000	(4)	54.86	12/17/2022	—		—
	—	—		—	—	11,113	(5)	568,541
	—	—		—	—	9,000	(6)	460,440

Ms. Cohen	133,332	266,668	(7)	9.61	9/15/2021	—		—
	8,900	26,700	(3)	24.40	12/9/2021	—		—
	—	45,000	(4)	54.86	12/17/2022	—		—
	—	—		—	—	9,000	(6)	460,440

(1)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on December 15, 2010, and the remaining shares subject to the option have vested and continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on December 1, 2013.

(2)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on December 15, 2011, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on December 1, 2014.

(3)	These SARs vest according to the following schedule: one quarter of the shares subject to the award vested on December 9, 2012, and the remaining shares subject to the award vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the SARs will become fully vested on December 1, 2015.

(4)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the award vest on December 17, 2013, and the remaining shares subject to the award will vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on December 1, 2016.

(5)	The shares subject to this RSU vest according to the following schedule: one third of the shares vested on each of December 10, 2011 and December 10, 2012, and one third of the shares vest on December 3, 2013.

(6)	The shares subject to this RSU vest according to the following schedule: one third of the shares vest on each of December 3, 2013, December 3, 2014, and December 3, 2015.

(7)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on September 15, 2012, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on September 1, 2015.

(8)	Represents the market value of the unvested shares subject to the indicated RSU based on the closing price of our common stock on December 31, 2012, which was $51.16 per share.

OPTION EXERCISES AND STOCK VESTED

The following table shows information regarding option exercises and stock vested during the year ended December 31, 2012, with respect to the named executive officers:

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Dr. Hung	—		$—		63,956	$3,544,588
Mr. Machado	231,168	(3)	8,610,601	(3)	24,976	1,377,734
Dr. Seely	417,000		13,444,259		24,976	1,377,734
Ms. Cohen	—		—		13,866	781,349

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the closing price of our common stock on each vesting date or, if the vesting date fell on a non-trading day, the closing price on the trading day preceding the vesting date, multiplied by the number of shares that vested on that date.

(3)	Excludes shares acquired on exercise and the value realized on exercise of options awarded to Mr. Machado’s ex-wife pursuant to the marital separation agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Termination and Change of Control Agreements and 2004 Plan Benefits

We have entered into severance benefits agreements with each of our named executive officers. In addition, our 2004 Plan provides each named executive officer with change of control vesting acceleration and post-termination stock option exercise period benefits. The following is a summary of the terms of the severance benefits agreements and the accelerated vesting and post-termination exercise period provisions of our 2004 Plan.

Change of Control Severance Benefits Agreement with David T. Hung, M.D. The change of control severance benefits agreement we entered into with Dr. Hung, or the CEO Agreement, provides Dr. Hung with severance and change of control benefits. If we terminate Dr. Hung without “cause” or if Dr. Hung resigns with “good reason” on or within 12 months following a “change of control,” then Dr. Hung will be entitled to a lump sum payment equal to 24 months of his base salary then in effect and payments of premiums for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”) for up to 24 months, both of which are subject to certain conditions, including Dr. Hung’s execution of a binding release of claims, his confirmation in writing that he will be continue to be bound by Medivation’s confidential information and inventions assignment agreement, and his prompt resignation from the Board if so requested by a majority of the Board. The term of the CEO Agreement currently expires on December 31, 2012, with automatic annual extensions thereafter unless notice of nonrenewal is provided by Medivation before December 31 of the preceding year.

Change of Control Severance Benefits Agreement with Lynn Seely, M.D., C. Patrick Machado and Cheryl L. Cohen. The change of control severance benefits agreements we entered into with Dr. Seely, Mr. Machado and Ms. Cohen, or the Officer Agreements, provide these named executive officers with severance and change of control benefits. If we terminate Dr. Seely, Mr. Machado or Ms. Cohen without “cause” or if Dr. Seely, Mr. Machado or Ms. Cohen resigns with “good reason” on or within 12 months following a “change of control,” then Dr. Seely, Mr. Machado or Ms. Cohen, as applicable, will be entitled to a lump sum payment equal to 18 months of his or her base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 18 months, subject in each case to certain conditions, including the named executive officer’s execution of a binding release of claims and his or her confirmation in writing that he or she will be continue to be bound by Medivation’s confidential information and inventions assignment agreement. The term of each Officer Agreement currently expires on December 31, 2012, with automatic annual extensions thereafter unless notice of nonrenewal is provided by Medivation before December 31 of the preceding year.

For purposes of each of the above severance benefits agreements, “cause” generally includes a material failure by the named executive officer to perform his or her duties or the named executive officer’s intentional, material breach of any agreement with Medivation, in each case after an applicable cure period, or the named executive officer’s personal dishonesty, breach of fiduciary duty or engagement in willful misconduct. “Good reason” generally includes Medivation materially reducing the named executive officer’s base salary or benefits, Medivation materially diminishing the named executive officer’s authority, duties or responsibilities, or Medivation requiring the named executive officer to be based more than 25 miles from the executive officer’s current office location, in each case without the consent of the named executive officer, or a material breach by Medivation of the applicable severance benefits agreement. The definition of “change of control” for purposes of each of the above severance benefits agreements is the same definition as used in our 2004 Plan, as described below.

Under each of the above severance benefits agreements, in the event that any severance benefits paid pursuant to the applicable agreement or otherwise (including under our 2004 Plan) would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, the applicable named executive officer’s benefits would be reduced to the extent necessary so that no portion of any payments would be subject to the excise tax. In addition, the timing of the severance payments provided for under each of the above severance benefits agreements may be deferred for up to six months if these payments would constitute “deferred compensation” under Section 409A of the Code (in which case, the deferred payments would be made in a lump sum following the end of the deferral period, with the balance being paid thereafter on the original payment schedules described above).

2004 Plan Benefits. In the event of a change of control, as defined in the 2004 Plan, the vesting of all equity awards accelerates and all awards become fully exercisable and/or payable as applicable, and all forfeiture restrictions on the equity awards lapse, immediately prior to the change of control. Under the 2004 Plan, a “change of control” generally includes the acquisition by any person or group of 50% or more of our voting securities (subject to exceptions), certain incumbent directors ceasing to constitute a majority of our Board, our merger, consolidation, reorganization, sale of assets or other extraordinary corporate transaction unless our outstanding voting securities continue to represent at least a majority of the combined voting power of the surviving corporation, or our liquidation or dissolution. The 2004 Plan, and the forms of option agreements thereunder, also provide for an extended post-termination stock option exercise period in the event of a termination due to death or disability. As a general matter, the vested portion of options granted to our named executive officers will expire 90 days after the named executive officer’s termination of service. Although the post-termination exercise period generally ends 90 days after the named executive officer’s termination of service, in termination situations involving the death or disability of the named executive officer, the post-termination exercise period is generally extended to one year following the named executive officer’s termination of service.

Calculation of Termination and Change of Control Benefits

The table below identifies the potential payments that each of our named executive officers, would have received in the event of change of control (with respect to acceleration of equity award vesting) or a termination without cause or by the named executive officer for good reason in connection with a change of control. The figures below assume that the change of control or termination each occurred on December 31, 2012. All of the potential payments and benefits listed in the table below are payments or benefits that would have been made pursuant to the terms of the severance benefits agreements described above, and with respect to stock option, RSU and SAR vesting acceleration, pursuant to the terms of the 2004 Plan. For purposes of the below table, we have assumed that none of the potential payments and benefits would be subject to the excise tax imposed by Section 4999 of the Code and therefore reduced in accordance with the terms of the severance benefits agreements.

Name	Acceleration of Option Vesting ($) (1)	Acceleration of RSU Vesting($) (2)	Acceleration of Stock Appreciation Rights Vesting ($) (1)	Lump Sum Cash Severance Payment ($) (3)	Continuation of Benefits ($) (4)		Total ($)
Dr. Hung	$7,618,794	$2,723,093	$5,363,706	$1,450,000	$44,696		$17,200,289
Mr. Machado	3,339,334	1,028,981	2,236,216	696,300	37,650		7,338,481
Dr. Seely	3,813,404	1,028,981	2,236,216	696,300	—	(5)	7,774,901
Ms. Cohen	11,081,389	460,440	714,626	637,500	356		12,894,311

(1)	The amounts listed in this column represent the (i) difference between the exercise price of unvested options and SARs and the per share closing price of our common stock on December 31, 2012, which was $51.16, multiplied by (ii) the number of “In-the-Money” unvested options or SARS.

(2)	The amounts listed in this column represent the number of unvested shares subject to the RSU award multiplied by the per share closing price of our common stock on December 31, 2012, which was $51.16.

(3)	The amounts listed in this column do not include the payment of accrued salary that would be due upon termination of employment.

(4)	Represents the value of the continuation of our current employee benefits, including medical, dental, and vision insurance for the full term set forth under the severance benefits agreements described above, assuming in each case that the named executive officer elects to receive the benefits. Under these agreements, payments of premiums for continued health insurance coverage under COBRA would continue for the full term set forth under the applicable severance benefits agreement unless the named executive officer earlier secures health benefits through a subsequent employer or the date the named executive officer and his or her dependents are no longer eligible for COBRA benefits.

(5)	As of December 31, 2012, the named executive officer was not enrolled in a group health plan sponsored by us, and as such would not have been eligible to receive payments of premiums for continued health insurance coverage under COBRA had the change of control and termination occurred on that date.

DIRECTOR COMPENSATION

Our non-employee directors receive cash compensation and options to purchase shares of our common stock for their services as members of the Board. The following table shows, for the year ended December 31, 2012, information with respect to the compensation of all of our non-employee directors. Dr. Hung, our Chief Executive Officer, receives no additional compensation for his services as a director. Ms. Falberg, Ms. Graham and Ms. Yarno were not directors of the company during 2012.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)(3)	Total($)
Daniel D. Adams	$78,500	$398,400	$476,900
Gregory H. Bailey, M.D. (4)	61,000	398,400	459,400
Kim D. Blickenstaff	91,500	398,400	489,900
W. Anthony Vernon	58,500	398,400	456,900

(1)	Amounts in this column represent the aggregate grant date fair value of stock option awards granted during the year ended December 31, 2012, calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value are set forth Note 2(o) “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	Each non-employee director was granted an option award to purchase 15,000 shares of common stock at an exercise price of $47.48 on July 16, 2012. For each director, the grant date fair value of the stock option award was $26.56.

(3)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2012, was as follows: 195,000 shares for Mr. Blickenstaff, 90,002 shares for Mr. Adams, and 165,000 shares for Mr. Vernon.

(4)	Mr. Bailey resigned from our Board of Directors on December 14, 2012. In accordance with the terms of the 2004 Plan, all unvested stock options were forfeited. No stock options were outstanding to Mr. Bailey at December 31, 2012.

Cash Compensation Arrangements

For the year ended December 31, 2012, each of our non-employee directors received each of the applicable retainers and fees set forth below for serving as a member of the Board, Chairman of the Board or as a committee chair and/or attending Board and committee meetings:

Retainer/Fee Category	Amount ($)
Annual Retainer, all members	$35,000
Additional Annual Retainer for Chairman	30,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	15,000
Compensation Committee	10,000
Nominating and Corporate Governance Committee	7,500
Additional Annual Retainer for Committee Members:
Audit Committee	5,000
Compensation Committee	3,000
Nominating and Corporate Governance Committee	2,500
Fee per Board Meeting:
Attended in Person	2,000
Attended Telephonically	1,000
Fee per Committee Meeting:
Attended in Person	1,000
Attended Telephonically	500

On January 29, 2013, the Compensation Committee approved changes to the cash compensation for non-employee directors. The table below sets forth the applicable cash compensation for serving as a member of the Board, Chairman of the Board or as a committee chair after the changes became effective in January 2013. All non-employee directors of the Board serving as such in 2012 will receive fees for attending Board and committee meetings under the prior arrangement until the 2013 Annual Meeting of Stockholders. Members of the Board who were elected as directors in 2013 do not receive attendance fees.

Retainer/Fee Category	Amount ($)
Annual Retainer, all members	$50,000
Additional Annual Retainer for Chairman	50,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	25,000
Compensation Committee	20,000
Nominating and Corporate Governance Committee	15,000
Additional Annual Retainer for Committee Members:
Audit Committee	15,000
Compensation Committee	10,000
Nominating and Corporate Governance Committee	7,500

Our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board and Board committee meetings and such reimbursement policy is remained unchanged.

Equity Compensation Arrangements

Under the director compensation arrangements in place for the year ended December 31, 2012, upon initial election to the Board, each non-employee director was entitled to receive an initial grant of an option to purchase 30,000 shares of our common stock (on a post-split basis) under the 2004 Plan. The options are subject to a four-year vesting schedule as follows: one-quarter of the shares subject to the option vest on the first anniversary of the date of grant, and the remainder of the shares subject to the option vest in equal monthly installments thereafter over the ensuing three years. In addition to the initial stock option grants, under the director compensation arrangements in place for the year ended December 31, 2012, each non-employee director was entitled to received an annual grant of an option to purchase 15,000 shares of our common stock (on a post-split basis) at the next available date of grant pursuant to our Stock Option Grant Date Policy, which is the earlier of the 15th day of the month or the last day of the month following the date of the annual meeting of stockholders for the applicable year. These annual option grants are subject to a four-year vesting schedule as follows: one-quarter of the shares subject to the option vest on the first anniversary of the date of grant, and the remainder of the shares subject to the option vest on a monthly basis thereafter over the ensuing three years. All stock options are granted to our directors with an exercise price equal to 100% of the fair market value of our common stock on the date of grant.

The Compensation Committee established a revised compensation arrangement for non-employee directors on January 29, 2013. Under the new director compensation arrangement that became effective in January 2013, upon initial election to the Board, each non-employee director is entitled to receive (i) an initial grant of an option to purchase 15,000 shares of our common stock under the 2004 Plan and (ii) an initial grant of RSUs to purchase 7,500 shares of our common stock under the 2004 Plan. The options will be subject to a four-year vesting schedule with one-quarter of the shares subject to the option vesting on the first anniversary of the date of grant, and the remainder of the shares subject to the option vesting in equal monthly installments thereafter over the ensuing three years. The RSUs will be subject to a three-year vesting schedule with one-third of the shares subject to the RSUs vesting each year. In addition to the initial stock option grants and RSU grants, under the new director compensation arrangements that became effective in January 2013, each non-employee director is entitled to receive an additional annual equity grant each year with a value equal to $350,000, split equally between stock options and RSUs, both with a one year vesting period and with the exercise price of the option equal to the closing price of Medivation common stock on the date of grant.

Other terms of the stock options granted under the 2004 Plan, including provisions providing for the accelerated vesting, are described above under “Executive Compensation—Compensation Plans and Arrangements—Equity Awards.”

Processes and Procedures for Determining Director Compensation

The Compensation Committee and the Board periodically consider and determine director compensation with the input of our Chief Executive Officer and outside compensation consultants as they deem appropriate. For example, Radford provided competitive compensation data and input on the 2013 equity awards and the 2013 cash compensation for non-employee directors. As a result of that review and study, the Compensation Committee adjusted our director compensation program to that as set forth above.

TRANSACTIONS WITH RELATED PERSONS

PROCEDURES FOR REVIEW OF RELATED-PERSON TRANSACTIONS

We have not adopted a written related-person transactions policy. However, our Audit Committee is responsible for reviewing and providing oversight of all related-person transactions on an ongoing basis under the charter of the Audit Committee (as well as under applicable NASDAQ listing standards), and the charter of the Audit Committee requires that all of these transactions must be approved by the Audit Committee. For these purposes, “related-person transactions” are generally those transactions required to be disclosed by us in proxy statements and annual reports that we file with the SEC in which certain categories of enumerated persons (including our executive officers and directors and their immediately family members, as well as our significant stockholders) have a direct or indirect material interest. In approving or rejecting a proposed related-person transaction, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including but not limited to the risks, costs and benefits to Medivation, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. In the future, the Audit Committee may determine to adopt a formal policy regarding related-person transactions in which event, we will promptly post the policy on our website.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our certificate of incorporation provides for the indemnification of our officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Our bylaws further provide that our directors and officers shall be indemnified, under the circumstances and to the extent provided therein, for all expenses incurred by a director or officer in any suit or proceeding to which a director or officer is made a party by reason of the fact that he or she is or was a director or officer of Medivation, and shall otherwise be amended to the fullest extent permitted under Delaware law.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for Notices and, if applicable, our annual report and other proxy materials, with respect to two or more stockholders sharing the same address by delivering a single Notice and, if applicable, a single set of our annual report and proxy materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This procedure also reduces our printing costs and postage fees and conserves natural resources.

This year, a number of brokers with account holders who are Medivation stockholders will be “householding” Notices and, if applicable, our annual report and other proxy materials. A single Notice and, if applicable, a single set of our annual report and proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, a single set of our annual report and proxy materials, please notify your broker or Medivation. To contact us, direct your written request to Corporate Secretary, Medivation, Inc., at 525 Market Street, 36th Floor, San Francisco, California 94105 or contact our Corporate Secretary at (415) 829-4101. If you revoke your consent, we will promptly deliver to you a separate copy of the Notice and, if applicable, a single set of our annual report and proxy materials. Stockholders who currently receive multiple copies of the Notice or our annual report and other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on the matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/Jennifer J. Rhodes

Jennifer J. Rhodes

Corporate Secretary

April 30, 2013

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2012, is available without charge upon written request to: Corporate Secretary, Medivation, Inc., 525 Market Street, 36th Floor, San Francisco, California 94105.

ANNEX A

MEDIVATION, INC.

2013 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD: APRIL 22, 2013

APPROVED BY THE STOCKHOLDERS: JUNE [28], 2013

EFFECTIVE DATE: JUNE [28], 2013

1.	GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees.

(b) The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

(c) This Plan includes two components: a 423 Component and a Non-423 Component. It is the intention of the Company to have the 423 Component qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan because of deviations necessary or advisable to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside of the United States while complying with applicable foreign laws; such Purchase Rights will be granted pursuant to rules, procedures or subplans adopted by the Board designed to achieve these objectives for Eligible Employees and the Company and its Related Corporations. Except as otherwise provided herein or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, under the 423 Component of the Plan, the Company may make separate Offerings which vary in terms (although not inconsistent with the provisions in the Plan and not inconsistent with the requirements of an Employee Stock Purchase Plan), and the Company will designate which Designated Company is participating in each separate Offering.

(d) If a Participant transfers employment from the Company or any Designated 423 Corporation participating in the 423 Component to a Designated Non-423 Corporation participating in the Non-423 Component, he or she will immediately cease to participate in the 423 Component; however, any Contributions made for the Purchase Period in which such transfer occurs will be transferred to the Non-423 Component, and such Participant will immediately join the then current Offering under the Non-423 Component upon the same terms and conditions in effect for his or her participation in the Plan, except for such modifications as may be required by applicable law. A Participant who transfers employment from a Designated Non-423 Corporation participating in the Non-423 Component to the Company or any Designated 423 Corporation participating in the 423 Component will remain a Participant in the Non-423 Component until the earlier of (i) the end of the current Offering Period under the Non-423 Component, or (ii) the Offering Date of the first Offering in which he or she participates following such transfer.

2.	ADMINISTRATION.

(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical), including which Designated 423 Corporations and Designated Non-423 Corporations will participate in the 423 Component or the Non-423 Component.

(ii) To designate from time to time which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Corporations and Designated Non-423 Corporations and which Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations and also to designate which Designated Companies will participate in each separate Offering (to the extent the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the 423 Component be treated as an Employee Stock Purchase Plan.

(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures and subplans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, which may vary according to local requirements.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 3,000,000 shares of Common Stock.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering on Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of the Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan; and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of the shares of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of the shares of Common Stock on the Offering Date, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, a Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code (or other applicable law in the case of the Non-423 Component).

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on or after the day on which such person becomes an Eligible Employee, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of the original Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation (unless otherwise required by law). For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee will be granted a Purchase Right under the applicable Offering to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board but in either case not exceeding $25,000 of such Employee’s eligible earnings (as defined by the Board in each Offering) during any calendar year in which the Eligible Employee participates in the Plan, regardless of the number of Offerings that occur in such calendar year or in which such Eligible Employee participates.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Offering Date; and

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party or otherwise segregated. If permitted in the Offering, a Participant may begin making such Contributions on the first payroll date occurring on or after the Offering Date (and, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll period will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under applicable law or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash or check or wire transfer prior to a Purchase Date, in the manner directed by the Company.

(b) If permitted in the Offering, during an ongoing Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute to such Participant all of his or her accumulated but unused Contributions. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but the Participant will be required to deliver a new enrollment form to participate in future Offerings.

(c) Unless otherwise required by applicable law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason or (ii) is otherwise no longer eligible to participate. The Company will distribute to such individual all of his or her accumulated but unused Contributions, without interest (unless otherwise required by applicable law).

(d) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(e) The Company has no obligation to pay interest on Contributions, unless otherwise required by applicable law.

8.	EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) If any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering and such remaining amount is less than the amount required to purchase one share of Common Stock, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such Offering, in which case such amount will be distributed to such Participant after the final Purchase Date, without interest (unless otherwise required by applicable law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering is at least equal to the amount required to purchase one whole share of Common Stock, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date, without interest (unless otherwise required by applicable law).

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable laws. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all applicable laws, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless otherwise required under applicable local law).

9.	COVENANTS OF THE COMPANY.

The Company will seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless doing so would be an unreasonable cost to the Company compared to the potential benefit to Eligible Employees which the Company will determine at its discretion. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) On a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights; and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) On a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights; or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.	AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by applicable law or listing requirements.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code.

13.	CODE SECTION 409A; TAX QUALIFICATION.

(a) Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under Treasury Regulations Section 1.409A-1(b)(5)(ii). Purchase Rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) hereof, Purchase Rights granted to U.S. taxpayers under the Non-423 Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) hereof, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto.

(b) Although the Company may endeavor to (i) qualify a Purchase Right for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 13(a) hereof. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

14.	EFFECTIVE DATE OF PLAN.

The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the Adoption Date (or if required under Section 12(a) above, materially amended) by the Board.

15.	MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at-will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company or a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of California without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

16.	DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for Employee Stock Purchase Plans may be granted to Eligible Employees.

(b) “Adoption Date” means the date the Plan is adopted by the Board.

(c) “Affiliate” means any branch or representative office of a Related Corporation, as determined by the Board, whether now or hereafter existing.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board.

(h) “Common Stock” means the common stock of the Company, par value $0.01 per share.

(i) “Company” means Medivation, Inc., a Delaware corporation.

(j) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) the consummation of a sale or other disposition of at least 90% of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

To the extent required for compliance with Section 409A of the Code, in no event will an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(l) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board as eligible to participate in the Non-423 Component.

(m) “Designated Company” means a Designated Non-423 Corporation or Designated 423 Corporation.

(n) “Designated 423 Corporation” means any Related Corporation selected by the Board as eligible to participate in the 423 Component.

(o) “Director” means a member of the Board.

(p) “Effective Date” means the effective date of this Plan, which is June [28], 2013, the date of the 2013 Annual Meeting of Stockholders.

(q) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(r) “Employee” means any person, including an Officer or Director, who is treated as an employee in the records of the Company or a Related Corporation (including an Affiliate). However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(t) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws.

(v) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for Employee Stock Purchase Plans may be granted to Eligible Employees.

(w) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(x) “Offering Date” means a date selected by the Board for an Offering to commence.

(y) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(aa) “Plan” means the Medivation, Inc. 2013 Employee Stock Purchase Plan, including both the 423 and Non-423 Components, as amended from time to time.

(bb) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(cc) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(dd) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ee) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(ff) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(gg) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

ANNEX B

MEDIVATION, INC.

AMENDED AND RESTATED

2004 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1

PURPOSE

1.1 General. The purpose of the Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Medivation, Inc. (the “Company”) by linking the personal interests of the members of the Board, employees, consultants, officers, and executives of the Company and any Subsidiary, to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, employees, consultants, officers, and executives of the Company and its Subsidiaries upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The original effective date of the Plan was March 15, 2004. The Plan was first amended and restated effective May 30, 2007, was further amended and restated effective on July 17, 2012, was further amended and restated on April 22, 2013, and was further amended and restated effective on [June 28, 2013], the date it was approved by the Company’s stockholders at the 2013 annual meeting of stockholders (the “Amendment and Restatement Effective Date”).

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

2.1 Definitions. The following words and phrases shall have the following meanings:

(a) “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Dividend Equivalents award, a Stock Payment award, a Restricted Stock Unit award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

(b) “Award Agreement” means any written or electronic agreement, contract, or other instrument or document evidencing an Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means and includes each of the following:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(B) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company;

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this subsection (d): an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

(ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this subsection (d)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv) the Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a “Change of Control” if: (w) its sole purpose is to change the state of the Company’s incorporation; (x) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (y) it constitutes the Company’s initial public offering of its securities; or (z) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Committee in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the committee of the Board described in Article 12.

(g) “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(h) “Director” means a director of the Company or any Subsidiary.

(i) “Disability” means, for purposes of this Plan, that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.

(j) “Dividend Equivalents” means a right granted to a Participant pursuant to Article 8 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

(k) “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary. A person shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. Neither service as a director nor payment of a director’s fee by the Company shall be sufficient, by itself, to constitute “employment” by the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” shall mean, as of any date, the value of Stock determined as follows:

(i) If the Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, or if the Stock is not traded on such date, on the next preceding date as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on the date of determination, or if the Stock is not traded on such date, on the next preceding date, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

(n) “Full Value Award” means any Award other than an Option or other Award for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a payment from the Company).

(o) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(p) “Non-Employee Director” means a Director who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b) (3) of the Exchange Act, or any successor definition adopted by the Board.

(q) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(r) “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(s) “Participant” means a person who, as a Director, consultant to the Company or any Subsidiary or Employee, has been granted an Award pursuant to the Plan.

(t) “Performance-Based Award” means an Award granted to select Covered Employees pursuant to Articles 6 and 8, but which is subject to the terms and conditions set forth in Article 9.

(u) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) increases in revenue or product revenue; (xviii) expenses and cost reduction goals; (xix) improvement in or attainment of expense levels; (xx) improvement in or attainment of working capital levels; (xxi) economic value added; (xxii) market share; (xxiii) cash flow; (xxiv) cash flow per share; (xxv) share price performance; (xxvi) debt reduction; (xxvii) implementation or completion of projects or processes (including, without limitation, in-license, out-license and collaboration agreements, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply); (xxviii) customer satisfaction; (xxix) total stockholder return; and (xxx) stockholders’ equity. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant; provided, that if any Performance Goals are based on the Performance Criteria set forth above that refer to items that are typically calculated in accordance with GAAP, at the time such Performance Goals are established for a Performance Period, the Committee must specify whether the Performance Goals are to be calculated in accordance with GAAP or on a non-GAAP basis; and provided, further, that to the extent the Performance Goals are to be determined on a non-GAAP basis, the Committee must also set forth in writing at the time the Performance Goals are established, the precise manner in which such Performance Goals will be calculated.

(v) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be established on a Company-wide basis or with respect to one or more of the Company’s business units, divisions, subsidiaries, affiliates, or business segments, and may be measured in either absolute terms or relative to the performance of one or more comparable companies or a relevant index. The Committee is authorized to, within the time period prescribed by Section 162(m) of the Code, make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.

(w) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(x) “Performance Share” means a right granted to a Participant pursuant to Article 8, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

(y) “Plan” means this Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as it may be amended from time to time.

(z) “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m) (4) (C) of the Code.

(aa) “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and to risk of forfeiture.

(bb) “Restricted Stock Unit” means a right to receive a share of Stock during specified time periods pursuant to Article 8.

(cc) “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 11.

(dd) “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

(ee) “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Article 8.

(ff) “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 11, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be 19,150,0001 shares.

(b) To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall be treated as issued under this Plan and shall be deducted from the aggregate number of shares which may be issued under Section 3.1(a). In addition, for purposes of determining the number of shares of Stock issuable or transferred pursuant to Section 3.1(a), each share of Stock which is issued or transferred pursuant to a Full Value Award, shall be treated as if 1.4 shares of Stock had been so issued or transferred. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.

(c) Notwithstanding the provisions of this Section 3.1, no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an Incentive Stock Option under Code Section 422.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, the maximum number of shares of Stock with respect to one or more Awards

[1]	The initial 9,300,000 shares reserved for issuance were adjusted to 18,600,000 pursuant to the 2-for-1 stock split effected on September 21, 2012. The additional 550,000 shares approved by our stockholders on [June 28, 2013] are on a post-split basis.

that may be granted to any one Participant during a calendar year shall be 2,000,0002 and the maximum amount that may be paid in cash during any calendar year with respect to any Performance-Based Award shall be $5,000,000.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility.

(a) General. Persons eligible to participate in this Plan include Employees, consultants to the Company or any Subsidiary and all members of the Board, as determined by the Committee.

(b) Foreign Participants. In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan.

4.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

ARTICLE 5

STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that the exercise price for any Option shall not be less than par value of a share of Stock on the date of grant. If the exercise price of an Option is less than Fair Market Value on the date of grant, such Option shall be treated as a Full Value Award for purposes of the share counting provisions of Section 3.1(b).

(b) Time And Conditions Of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, provided that the term of any Option granted under the Plan shall not exceed ten years, and provided further, that in the case of a Non-Qualified Stock Option, such Option shall be exercisable for one year after the date of the Participant’s death. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note bearing interest at such rate as is a market rate of interest and which also precludes the imputation of interest under the Code, shares of Stock held for longer than six months having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker

[2]	This share limit was adjusted from 1,000,000 to 2,000,000 pursuant to the 2-for-1 stock split effected on September 21, 2012.

has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k).

(d) Evidence Of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 5.2:

(a) Exercise Price. The exercise price per share of Stock shall be set by the Committee, provided, that, subject to Section 5.2(d), the exercise price for any Incentive Stock Option shall not be less than 100% of the Fair Market Value on the date of grant.

(b) Expiration Of Option. An Incentive Stock Option may not be exercised to any extent by anyone after the first to occur of the following events:

(1) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(2) One year after the date of the Participant’s termination of employment or service on account of Disability or death, unless in the case of death a shorter or longer period is designated in the Award Agreement. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(c) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(d) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(e) Transfer Restriction. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (1) two years from the date of grant of such Incentive Stock Option or (2) one year after the transfer of such shares of Stock to the Participant.

(f) Expiration Of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after May 30, 2017.

(g) Right To Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

5.3 Early Exercisability. The Committee may provide in the terms of a Participant’s Award Agreement that the Participant may, at any time before the Participant’s status as an Employee, member of the Board or consultant to the Company terminates, exercise the Option(s) granted to such Participant in whole or in part prior to the full vesting of the Option(s); provided, however, shares of Stock acquired upon exercise of an Option which has not fully vested may be subject to any forfeiture, transfer or other restrictions as the Committee may determine in its sole discretion.

ARTICLE 6

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

6.2 Issuance and Restrictions. Subject to Section 10.6, Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, subject to Section 10.6 as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that subject to Section 10.6, the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates For Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Participant selected by the Committee. A Stock Appreciation Right may be granted (a) in connection and simultaneously with the grant of an Option, (b) with respect to a previously granted Option, or (c) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

7.2 Coupled Stock Appreciation Rights.

(a) A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

(b) A CSAR may be granted to a Participant for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

(c) A CSAR shall entitle the Participant (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Stock on the date of exercise of the CSAR by the number of shares of Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Committee may impose.

7.3 Independent Stock Appreciation Rights.

(a) An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Committee. An ISAR shall be exercisable in such installments as the Committee may determine. An ISAR shall cover such number of shares of Stock as the Committee may determine. The exercise price per share of Stock subject to each ISAR shall be set by the Committee; provided, however, that, the Committee in its sole and absolute discretion may provide that the ISAR may be exercised subsequent to a termination of employment or service, as applicable, or following a Change of Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise.

(b) An ISAR shall entitle the Participant (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Stock on the date of exercise of the ISAR by the number of shares of Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Committee may impose.

7.4 Payment and Limitations.

(a) Payment of the amounts determined under Section 7.2(c) and 7.3(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee.

(b) To the extent any payment under Section 7.2(c) or 7.3(b) is effected in Stock it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

(c) To the extent that the exercise price per share of an ISAR or CSAR is less than the Fair Market Value of a share of Stock on the date of grant, then such Stock Appreciation Right shall be treated as a Full Value Award under the share counting provisions of Section 3.1(b).

(d) No Stock Appreciation Right shall have a term of more than ten years.

ARTICLE 8

OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Participant selected by the Committee may be granted one or more Performance Share awards which may be denominated in a number of shares of Stock or in a dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Dividend Equivalents.

(a) Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee.

(b) Dividend Equivalents granted with respect to Options or SARs that are intended to be Qualified Performance-Based Compensation shall be payable, with respect to pre-exercise periods, regardless of whether such Option or SAR is subsequently exercised.

8.3 Stock Payments. Any Participant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.4 Restricted Stock Units. Any Participant selected by the Committee may be granted an award of Restricted Stock Units in the manner determined from time to time by the Committee. The number of Restricted Stock Units shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Restricted Stock Unit will not be issued until the Restricted Stock Unit has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Restricted Stock Units shall have no rights as a Company stockholder with respect to such Restricted Stock Units until such time as the Restricted Stock Units have vested and the Stock underlying the Restricted Stock Units has been issued.

8.5 Term. The term of any Award of Performance Shares, Dividend Equivalents, Stock Payments or Restricted Stock Units shall be set by the Committee in its discretion.

8.6 Exercise or Purchase Price. The Committee may establish the exercise or purchase price of any Award of Performance Shares, Restricted Stock Units or Stock Payments; provided, however, that such price shall not be less than the par value of a share of Stock, unless otherwise permitted by applicable state law.

8.7 Exercise Upon Termination of Employment or Service. An Award of Performance Shares, Dividend Equivalents, Restricted Stock Units and Stock Payments shall only be exercisable or payable while the Participant is an Employee, consultant to the Company or a member of the Board, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Dividend Equivalents, Stock Payments or Restricted Stock Units may be exercised or paid subsequent to a termination of employment or service, as applicable, upon or following a Change of Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise.

8.8 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.9 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by a written Award Agreement.

ARTICLE 9

PERFORMANCE-BASED AWARDS

9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures With Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 and 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.5 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10

PROVISIONS APPLICABLE TO AWARDS

10.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer may be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for by gift for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities. A transfer of an Award under this Section 10.3 shall be permitted only if the Participant receives no consideration in connection with such transfer.

10.4 Beneficiaries. Notwithstanding Section 10.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.5 Stock Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

10.6 Full Value Award Vesting Limitations. Notwithstanding any other provision of this Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards may fully vest upon the death or Disability of the Participant, and upon a Change in Control.

ARTICLE 11

CHANGES IN CAPITAL STRUCTURE

11.1 Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other extraordinary distribution (other than normal cash dividends) of Company assets to stockholders (including extraordinary dividends), or any other change affecting the shares of Stock or the share price of the Stock, the Committee shall make such proportionate adjustments to reflect such change with respect to (i) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code. The form and manner of any such adjustments shall be determined in the sole discretion of the Committee.

11.2 Effect of a Change of Control. In the event of a Change of Control, then all of a Participant’s unvested Awards shall become fully exercisable and/or payable as applicable, and all forfeiture restrictions on such Awards shall lapse, immediately prior to such Change of Control. Upon, or in anticipation of, a Change of Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.

11.3 Outstanding Awards—Certain Mergers. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

11.4 Outstanding Awards—Other Changes. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 11, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

11.5 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 12

ADMINISTRATION

12.1 Committee. Unless and until the Board delegates administration to a Committee as set forth below, the Plan shall be administered by the Board. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Committee shall consist solely of two or more members of the Board each of whom is both an “outside director,” within the meaning of Section 162(m) of the Code, and a Non-Employee Director. Within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not “outside directors,” within the meaning of Section 162(m) of the Code the authority to grant awards under the Plan to eligible persons who are either (1) not then “covered employees,” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board who are not Non-Employee Directors, the authority to grant awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act. The Board may abolish the Committee at any time and/or revest in the Board the administration of the Plan. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

12.2 Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 13

EFFECTIVE AND EXPIRATION DATE

13.1 Effective Date. This amended and restated Plan will be effective on the Amendment and Restatement Effective Date. No Awards in excess of the number of shares of Stock available for issuance under the amended and restated Plan as of April 22, 2013, the date of Board approval of the amended and restated Plan, may be granted or awarded prior to the Amendment and Restatement Effective Date.

13.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after May 30, 2017. Any Awards that are outstanding on May 30, 2017 shall remain in force according to the terms of the Plan and the applicable Award Agreement. Each Award Agreement shall provide that it will expire on the tenth anniversary of the date of grant of the Award to which it relates.

ARTICLE 14

AMENDMENT, MODIFICATION, AND TERMINATION

14.1 Amendment, Modification, and Termination. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11), (ii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant or (iii) results in a material increase in benefits or a change in eligibility requirements. Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option or SAR may be amended to reduce the per share exercise price or base price of the shares subject to such Option or SAR below the per share exercise price as of the date the Option or SAR is granted and, except as permitted by Article 11, no Option or SAR may be granted in exchange for, or in connection with, the cancellation or surrender of an Option or SAR having a higher per share exercise price.

14.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 15

GENERAL PROVISIONS

15.1 No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

15.2 No Stockholders Rights. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

15.3 Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

15.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.7 Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.8 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

15.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

15.12 Government And Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

15.14 Appendices. The Committee may approve such supplements to, or amendments, or appendices to, the Plan as it may consider necessary or appropriate for purposes of compliance with applicable laws or otherwise and such supplements, amendments or appendices shall be considered a part of the Plan; provided, however, that no such supplements, amendments or appendices shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan.

15.15 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Amendment and Restatement Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Amendment and Restatement Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Amendment and Restatement Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

ANNEX C

MEDIVATION, INC.

2013 CASH PERFORMANCE INCENTIVE PLAN

ADOPTED: APRIL 22, 2013

APPROVED BY THE STOCKHOLDERS: JUNE [28], 2013

1.	GENERAL

The 2013 Cash Performance Incentive Plan (the “Plan”) is a cash incentive plan intended to motivate executives of Medivation, Inc. (the “Company”) and it subsidiaries to achieve short-term and long-term corporate objectives relating to the performance of the Company or one or more of the Company’s business units, divisions, subsidiaries, affiliates or business segments, as established by the Plan Administrator (as defined below), and to reward such executives when those objectives are achieved, thereby tying Company performance to stockholder value.

2.	ADMINISTRATION

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company or a sub-committee thereof, in either case consisting solely of two or more outside directors of the Company who satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and such committee or sub-committee shall be referred to herein as the “Plan Administrator.” Among other things, the Plan Administrator will have the authority to select participants in the Plan, to determine the performance goals, award amounts and other terms and conditions of awards under the Plan. The Plan Administrator also will have the authority to establish and amend rules and regulations relating to the administration of the Plan. All decisions made by the Plan Administrator in connection with the Plan will be made in the Plan Administrator’s sole and absolute discretion and will be final and conclusive. The Plan Administrator will administer the Plan in a manner intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code, except in the case of awards that are not intended to qualify as “performance-based compensation.”

3.	ELIGIBILITY

The Plan Administrator has the sole authority to designate the executives of the Company and its subsidiaries who will participate in the Plan. No executive is automatically entitled to participate in the Plan and participation in the Plan for any Performance Period (as such term is defined in Section 5) does not guarantee participation in the Plan in respect of any other Performance Period. Any executive of the Company or any of its subsidiaries designated by the Plan Administrator as a participant in the Plan with respect to any Performance Period shall be referred to herein as a “Participant.”

4.	COMPLIANCE WITH SECTION 162(m)

In general, awards under the Plan that are based on the attainment of one or more Performance Goals (as such term is defined in Section 5) during a Performance Period are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. However, Participants may receive awards under the Plan based on the attainment of corporate or individual performance goals that either (a) are not based on one or more of the Performance Criteria or (b) are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

5.	PERFORMANCE CRITERIA, PERFORMANCE GOALS, AND PERFORMANCE PERIODS

Pursuant to the terms of the Plan, the Plan Administrator may establish in writing one or more objective performance goals (each, a “Performance Goal” and collectively, the “Performance Goals”) based on the attainment of specified levels of one or more of the following “performance criteria” (the “Performance Criteria”): (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) increases in revenue or product revenue; (xviii) expenses and cost reduction goals; (xix) improvement in or attainment of expense levels; (xx) improvement in or attainment of working capital levels; (xxi) economic value added; (xxii) market share; (xxiii) cash flow; (xxiv) cash flow per share; (xxv) share price performance; (xxvi) debt reduction; (xxvii) implementation or completion of projects or processes (including, without limitation, in-license, out-license and collaboration agreements, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply); (xxviii) customer satisfaction; (xxix) total stockholder return; and (xxx) stockholders’ equity. The Plan Administrator, in its sole discretion, shall determine the manner of calculating the specified Performance Goals selected for a Performance Period; provided, that if any Performance Goals are based on the Performance Criteria set forth above that refer to items that are typically calculated in accordance with GAAP, at the time such Performance Goals are established for a Performance Period, the Plan Administrator must specify whether the Performance Goals are to be calculated in accordance with GAAP or on a non-GAAP basis; and provided, further, that to the extent the Performance Goals are to be determined on a non-GAAP basis, the Plan Administrator must also set forth in writing, at the time the Performance Goals are established, the precise manner in which such Performance Goals will be calculated.

With respect to a Performance Period, the Performance Goals may be established on a Company-wide basis or with respect to one or more of the Company’s business units, divisions, subsidiaries, affiliates, or business segments, and may be measured in either absolute terms or relative to the performance of one or more comparable companies or a relevant index. The Plan Administrator is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.

Notwithstanding the preceding provisions of this Section 5, the Plan Administrator may establish in writing corporate or individual performance goals that either (a) are not based on one or more of the Performance Criteria or (b) are not intended to result in the corresponding awards pursuant to the Plan qualifying as “performance-based compensation” under Section 162(m) of the Code.

Pursuant to the terms of the Plan, the Plan Administrator will also establish one or more periods of time (each, a “Performance Period”), which may be of varying and overlapping durations, over which the attainment of one or more Performance Goals (or, in the case of awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the attainment of corporate or individual performance goals that are not based on one or more of the Performance Criteria) will be measured for the purpose of determining a Participant’s entitlement to an award under the Plan.

6.	TERMS OF AWARDS

With respect to each Performance Period, the Plan Administrator will establish the applicable Performance Goals for such Performance Period based on some or all of the Performance Criteria set forth in Section 5 (or will establish corporate or individual performance goals that are not based on one or more of the Performance Criteria, in the case of awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code). With respect to awards under the Plan that are intended to qualify as “performance-based compensation under Section 162(m) of the Code, prior to the earlier of (i) ninety (90) days following the commencement of the applicable Performance Period and (ii) the passage of twenty-five percent (25%) of the duration of such Performance Period and while the outcome is substantially uncertain, the Plan Administrator will establish in writing the Performance Goals for each award to a Participant under the Plan and the threshold, target and maximum amounts of the award, as applicable, that may be earned if the Performance Goals are achieved at the levels corresponding to such amounts. The Performance Goals (or corporate or individual performance goals that are not based on one or more of the Performance Criteria, in the case of awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code) established in respect of a Performance Period may differ from those established in respect of other Performance Periods and may differ for each Participant.

After the end of the applicable Performance Period, the Plan Administrator will certify in writing the extent to which the previously established Performance Goals (or, in the case of awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such other corporate or individual performance goals) were achieved and will determine the amount of the award, if any, that is payable to each Participant for such Performance Period. The Plan Administrator will have the discretion to determine that the actual amount paid with respect to a Participant’s award will be equal to or less than (but not greater than) the maximum payout calculated on the basis of the level of achievement of the applicable Performance Goals (or, in the case of awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such other corporate or individual performance goals) with respect to the Performance Period. The maximum payout for awards under the Plan to any one Participant in any one calendar year is $3 million.

7.	ALTERNATIVE METHOD

As an alternative to establishing and determining awards pursuant to Section 6, the Plan Administrator may establish one or more Performance Goals for a Performance Period based on one or more of the Performance Criteria (each, a “Threshold Goal”). The Threshold Goal may be established on a Company-wide basis or with respect to one or more of the Company’s business units, divisions, subsidiaries, affiliates or business segments, and may be measured either absolutely or relative to a designated group of comparable companies or a relevant index. The Threshold Goal must be established by the Plan Administrator in writing not later than ninety (90) days after the start of the Performance Period, but in no event after twenty-five percent (25%) of the Performance Period has elapsed, provided that the outcome of the Threshold Goal is substantially uncertain at such time.

If the Threshold Goal is achieved, each Participant shall be eligible to earn a maximum award (the “Maximum Award”), the amount of which will be established no later than the time when the Performance Goals applicable to the Performance Period are established. No awards shall be earned or payable under the Plan unless the Threshold Goal is achieved. If the Threshold Goal is achieved, each Participant’s Maximum Award shall be subject to possible reduction by the Plan Administrator based on such factors as determined by the Plan Administrator, in its sole and absolute discretion, and the actual award payable to a Participant under the Plan shall be the Maximum Award, or a portion thereof, based on the attainment of the specified Performance Goals and such additional factors as determined by the Plan Administrator, in its sole and absolute discretion.

8.	PLAN PAYMENTS

Awards, if any, under the Plan will be payable following the end of each Performance Period. A Participant must be a regular employee of the Company or a subsidiary of the Company on the last day of the applicable Performance Period and also on the date of payment of the award, in order to earn any award in respect of such Performance Period.

Payments, if any, under the Plan will be paid as soon as administratively feasible after the Plan Administrator certifies in writing the extent to which the Performance Goals (or, in the case of awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such other corporate or individual performance goals that are not based on one or more of the Performance Criteria) were achieved for the applicable Performance Period and determines the amount of the award, if any, payable to each Participant, but in no event later than March 15 of the calendar year following the end of the applicable Performance Period. All payments under the Plan will be subject to applicable tax withholding and other deductions.

9.	TERM OF THE PLAN

Subject to stockholder approval of the Plan in 2013, the Plan shall first apply to Performance Periods that begin after the date of such approval and shall continue in effect until the earlier of (i) the date on which the Plan Administrator terminates the Plan and (ii) the date of the first stockholder meeting that occurs in 2018, unless the Company’s stockholders again approve the Plan on or before such date.

10.	CLAWBACK/RECOVERY

All payments under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or as required under other applicable law. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions on awards granted under the Plan, which terms shall be set forth in the applicable plan document or agreements governing the terms of awards granted in respect of any Performance Period under the Plan, as the Plan Administrator determines necessary or appropriate.

11.	SECTION 409A OF THE INTERNAL REVENUE CODE

It is intended that the Plan and any awards granted under the Plan be exempt from the requirements of Section 409A of the Code, and the Plan Administrator shall interpret and administer the Plan accordingly.

12.	UNFUNDED OBLIGATION

The Company’s obligations under the Plan will, in every case, be an unfunded and unsecured promise. A Participants’ rights as to any benefits under the Plan shall be no greater than those of general, unsecured creditors of the Company. The Company will not be obligated to fund its financial obligations under the Plan.

13.	AMENDMENT AND TERMINATION

The Plan Administrator may amend, modify suspend or terminate the Plan, in whole or in part, at any time and in any respect, including the adoption of amendments deemed necessary in order to (i) comply with Section 162(m) of the Code or (ii) be exempt from Section 409A of the Code. However, in no event may any such amendment, modification, suspension or termination result in an increase in the amount of compensation payable as identified for any Performance Period or cause compensation that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code to fail to so qualify.

ANNUAL MEETING OF STOCKHOLDERS OF

MEDIVATION, INC.

June 28, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER

ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 28, 2013:

The proxy statement and annual report to stockholders are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=08317

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

☐ 20630303030000000000 8	062813

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES FOR DIRECTOR LISTED BELOW,

“FOR” PROPOSAL NO. 2, “FOR” PROPOSAL NO. 3, “FOR” PROPOSAL NO. 4, “FOR” PROPOSAL NO. 5 AND “FOR” PROPOSAL NO. 6.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

							FOR	AGAINST	ABSTAIN
1.	To elect the nominees for director named below to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.				2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as Medivation’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O O O O O O O	Daniel D. Adams Kim D. Blickenstaff Kathryn E. Falberg Dawn Graham David T. Hung, M.D. W. Anthony Vernon Wendy L. Yarno		3. 4. 5. 6.

To approve, on an advisory basis, the compensation of Medivation’s named executive officers, as disclosed in the accompanying proxy statement.

To approve the Medivation, Inc. 2013 Employee Stock Purchase Plan.

To approve the Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan.

To approve the Medivation, Inc. 2013 Cash Performance Incentive Plan.

							☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Directions to the meeting may be found at www.medivation.com and clicking on
“About Us—Contact/Directions.”

This proxy card, when properly executed, will be voted in the manner directed by the undersigned stockholder(s), with discretionary authority as to any and all other matters that may properly come before the meeting. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” for
Proposal No. 1, “FOR” Proposal No. 2, “FOR” Proposal No. 3, “FOR”
Proposal No. 4, “FOR” Proposal No. 5 and “FOR” Proposal No. 6. If any
other matters are properly brought before the meeting, the persons named on this proxy will vote those matters in accordance with their best judgment.

THANK YOU FOR VOTING

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

MEDIVATION, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEDIVATION, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2013 Annual Meeting of Stockholders of Medivation, Inc. and the accompanying Proxy Statement, and appoints C. Patrick Machado and David T. Hung, M.D., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Medivation, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2013 Annual Meeting of Stockholders of Medivation, Inc. to be held on June 28, 2013, at 8:30 a.m. Pacific time at the offices of Medivation, Inc., located at 525 Market Street, 36th Floor, San Francisco, California 94105, and at any adjournment(s) or postponement(s) thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

This proxy card, when properly executed, will be voted in the manner directed by the undersigned stockholder(s), with discretionary authority as to any and all other matters that may properly come before the meeting. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” for Proposal No. 1, “FOR” Proposal No. 2, “FOR” Proposal No. 3, “FOR” Proposal No. 4, “FOR” Proposal No. 5 and “FOR” Proposal No. 6. If any other matters are properly brought before the meeting, the persons named on this proxy will vote those matters in accordance with their best judgment.

(Continued and to be voted on the reverse side)